Exhibit 2.01

CONFIDENTIAL	EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

TRAMMELL CROW COMPANY,

CB RICHARD ELLIS GROUP, INC.

and

A-2 ACQUISITION CORP.

October 30, 2006

i

EXHIBIT A	Form of Voting Agreement

SCHEDULE A	Individuals Entering into Employment Agreement Amendments

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into this 30th day of October 2006, by and among Trammell Crow Company, a Delaware corporation (the “Company”), CB Richard Ellis Group, Inc., a Delaware corporation (“Parent”), and A-2 Acquisition Corp., a Delaware corporation wholly owned, directly or indirectly, by Parent (“Acquiror”).

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger (as defined herein) is advisable and in the best interest of the Company Stockholders (as defined below), and (ii) approved the Merger;

WHEREAS, the Board of Directors of each of Parent and Acquiror has (i) determined that the Merger is advisable and in the best interest of its respective stockholders, and (ii) approved the Merger;

WHEREAS, contemporaneously with the execution of this Agreement, certain employees of the Company identified on Schedule A hereto have entered into employment agreements with Parent effected as amendments to existing employment agreements with the Company pursuant to which CB Richard Ellis, Inc. shall assume such employment agreements effective as of the Effective Time (as defined below);

WHEREAS, contemporaneously with the execution of this Agreement, certain Company Stockholders (as defined below) have entered into voting agreements with Parent, Acquiror and the Company (the “Voting Agreements”), each of which is in the form attached hereto as Exhibit A, pursuant to which, among other things, such Company Stockholders have agreed to vote their Company Shares (as defined below) in favor of adopting and approving this Agreement and the Merger; and

WHEREAS, by resolutions duly adopted, the respective Boards of Directors of the Company, Parent and Acquiror have approved and adopted this Agreement and the transactions and other agreements contemplated hereby.

NOW, THEREFORE, in consideration of the premises and promises contained herein, and intending to be legally bound, the parties hereto agree as set forth below.

ARTICLE 1

DEFINITIONS

1.1. Definitions.

(a) As used herein, the following terms have the meanings set forth below:

“Acquiror Share” means one share of common stock of Acquiror, $0.01 par value per share.

“Acquisition Proposal” means, other than the Merger, any offer or proposal (whether or not in writing) regarding any of the following: (a) the acquisition by a Third Party of beneficial ownership (as defined in Rule 13d-3 as promulgated by the SEC under the Exchange Act) of more than twenty percent (20%) of the outstanding shares of any class of Equity Interests of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (b) a merger, consolidation, business combination, reorganization, recapitalization or similar transaction involving the Company or any Significant Subsidiary of the Company, (c) a liquidation or dissolution of the Company or any Significant Subsidiary of the Company, or (d) any sale, lease, exchange or other disposition of assets (including the sale, lease, exchange or other disposition of Equity Interests of one or more Company Subsidiaries) that would result in a Third Party acquiring more than twenty percent (20%) of the fair market value on a consolidated basis of the assets of the Company and Company Subsidiaries, taken as a whole, immediately prior to such transaction; provided, however, that an Acquisition

Proposal shall not include the sale, lease, exchange, transfer or other disposition of one or more development or investment properties (whether through the direct sale, exchange, transfer or other disposition of such properties or the direct sale, exchange, transfer or other disposition of one or more Special Purpose Vehicles that own such properties) in the Ordinary Course of Business of the Development and Investment Group.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such first Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alliance Agreements” means the Company’s alliance or affiliation agreements with Savills plc, J.J. Barnicke and Grant Samuels.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restriction of trade or business or competition through merger or acquisition, each as amended.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to be closed in Dallas, Texas or Los Angeles, California.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Company Balance Sheet” means the Company’s consolidated balance sheet included in the Company 10-K, as amended, relating to its fiscal year ended on December 31, 2005.

“Company Charter” means the certificate of incorporation of the Company.

“Company Damages” means any loss or damage of any nature suffered as a result of the breach by Parent or Acquiror of this Agreement or any representation, warranty, covenant or agreement contained in this Agreement.

“Company Entities” means, collectively, the Company Subsidiaries, Special Purpose Vehicles and the Company Minority Investments.

“Company Material Adverse Effect” means any material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (but with respect to Project Entities and Company Minority Investments, only to the extent of such effects on the Company’s direct or indirect Equity Interests therein and/or on the obligations or liabilities of the Company and its Subsidiaries that are not Project Entities or Company Minority Investments), or (b) the ability of the Company to perform its obligations under this Agreement or the other agreements and transactions contemplated hereby to which it is a party; provided, however, that, in determining whether there has been a Company Material Adverse Effect or whether a Company Material Adverse Effect would be reasonably likely to occur, this definition shall exclude any material adverse effect to the extent arising out of, attributable to or resulting from:

(i) any generally applicable change in Law or GAAP or interpretation of any thereof;

(ii) (A) any public announcement prior to the date of this Agreement of discussions among the parties hereto regarding the transactions contemplated hereby, (B) the announcement of this Agreement, (C) the pendency of the consummation of the Merger or the transactions contemplated hereby, or (D) any suit, action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby (other than causes of action brought by Parent or Acquiror for breach of this Agreement);

(iii) actions or inactions specifically permitted by a prior written waiver by Parent of performance by the Company of any of its obligations under this Agreement;

(iv) changes in conditions generally affecting the industries in which the Company and its Subsidiaries conduct their business;

(v) general economic, political or financial market conditions;

(vi) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism;

(vii) the termination after the date of this Agreement of any employee’s or independent contractor’s employment by, or independent contractor relationship with, the Company or any of its Subsidiaries, or any notice thereof, other than as a result of any breach by the Company or any of its Subsidiaries of the terms of this Agreement;

(viii) the failure of the Company or any Company Subsidiary to comply with any applicable requirements of any international or foreign Laws arising out of or in connection with this Agreement or the transactions contemplated hereby;

(ix) the failure of the Company or any Company Subsidiary to obtain any consent, approval, action, authorization or permit of any Third Party with respect to any Contract set forth in Section 4.4 of the Company Disclosure Schedule arising out of or in connection with this Agreement or transactions contemplated hereby;

(x) the cancellation after the date hereof or notice of cancellation after the date hereof of third-party property management, construction management, building management, development management or brokerage Contracts to which the Company or any of its Subsidiaries is or may become a party unless the applicable Contract would have been cancelled by the counterparty thereto regardless of this Agreement or the transactions contemplated by this Agreement or any discussions or negotiations relating thereto; provided, that it shall be presumed that any such cancellation resulted from or was due to this Agreement, the transactions contemplated by this Agreement or any discussions or negotiations relating thereto unless Parent proves that the Contract would have been cancelled regardless of this Agreement or the transactions contemplated by this Agreement or any discussions or negotiations relating thereto;

(xi) any termination of any of the Alliance Agreements, the Meghraj Joint Venture or Krombach Joint Venture by a counterparty thereto, or the exercise of any purchase or sale rights by the counterparties thereto;

(xii) the termination of any agreements relating to Special Purpose Vehicles or the liquidation or dissolution of any Special Purpose Vehicles, in each case, in the Ordinary Course of Business;

(xiii) any (A) required change in accounting method with respect to the Company’s Equity Interest in Savills plc, (B) adverse change in the market price or trading volume of the ordinary shares of Savills plc or (C) adverse change in the business, assets, liabilities, financial condition or results of operations of Savills plc;

(xiv) any adverse change in the market price or trading volume of the Company Shares after the date hereof; provided, that the underlying cause of any such change may be taken into consideration in making such determination;

(xv) any failure by the Company to meet internal projections or forecasts or Third Party published estimates of revenue or earnings predictions for any period ending on or after the date hereof; provided, that the underlying cause of any such failure may be taken into consideration in making such determination;

(xvi) any expenses incurred in connection with the negotiation, documentation and execution of this Agreement, the actions required by Sections 6.1 through 6.6 (inclusive) and Article 8 and the consummation of the Merger, including, as a result of the Company’s entry into, and the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance, bonus or retention arrangements or other arrangements in existence as of the date of this Agreement or as disclosed in this Agreement, in each case to the extent that the foregoing do not constitute a breach of any representation, warranty, covenant or agreement set forth in this Agreement; or

(xvii) (A) the taking of any action outside the Ordinary Course of Business required by this Agreement, or (B) the failure to take any action prohibited by this Agreement.

“Company Minority Investment” means a Minority Investment of the Company or any of its Subsidiaries that does not meet the definition of a Special Purpose Vehicle.

“Company Option” means any option to purchase Company Shares, whether granted pursuant to the Company Options Plans or otherwise, but excluding purchase rights under Purchase Plans.

“Company Option Plans” means the Company’s 1997 Stock Option Plan and the Company’s Long-Term Incentive Plan, each as amended, supplemented or otherwise modified.

“Company SEC Documents” means (a) the annual reports on Form 10-K of the Company for the years ended December 31, 2003, 2004 and 2005 (each a “Company 10-K”), (b) the quarterly reports on Form 10-Q of the Company for the quarters ended March 31, 2006 and June 30, 2006, (c) the Company’s proxy and information statements relating to meetings of, or actions taken without a meeting by, the Company Stockholders, since December 31, 2002, and (d) all other reports, filings, registration statements and other documents filed by the Company with the SEC since December 31, 2002; in each case as may be amended, including all exhibits, appendices and attachments thereto, whether filed therewith or incorporated by reference therein.

“Company Share” means one share of common stock of the Company, par value $0.01 per share.

“Company Stockholders” means the stockholders of the Company.

“Company Subsidiary” means a Subsidiary of the Company or any of its Subsidiaries.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 18, 2005, between Parent and the Company, as amended and supplemented on October 9, 2006.

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, license, lease, promise, instrument, or other similar understanding, whether written or oral, in each case that is legally binding as of the date in question.

“Credit Agreements” means (i) the Credit Agreement, dated as of June 28, 2005, among the Company, Bank of America, N.A., as administrative agent, swing line lender and issuing bank, and the other lender parties thereto, as amended through the date hereof and (ii) the Letter Agreement, dated June 15, 2006, between Trammell Crow Company (UK) Limited and The Royal Bank of Scotland.

“Development and Investment Activities” means the real estate development and investment activities conducted by the Company primarily through its Development and Investment Group in the Ordinary Course of Business.

“Development and Investment Group” means the Company’s Development and Investment group described in the Company 10-K through which the Company conducts Development and Investment Activities.

“Environmental Laws” shall mean all Laws relating to the protection of the indoor or outdoor environment (including, without limitation, the quality of the ambient air, soil, surface water or groundwater, natural resources or human health or safety).

“Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person), whether outstanding on the date hereof or issued after the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Entity” means any federal, state, local, international or foreign governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority, agency or body.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means all indebtedness for borrowed money.

“Independent Contractor” means brokers, managers or developers who are properly classified as “independent contractors” rather than “employees” for U.S. federal income tax purposes.

“Initiation Date” means (A) the first date after the date hereof on which Parent shall have received the Required Financial Information with respect to applicable financial periods ending on and prior to September 30, 2006 that the Company is required to provide pursuant to Section 8.8; provided that, anything in the foregoing clause (A) to the contrary notwithstanding, (B) beginning on (and including) February 15, 2007, if the Closing Date does not occur on or prior to February 14, 2007, then in lieu of the date determined pursuant to clause (A) the Initiation Date shall be the later of (i) the first date on which Parent shall have received the Required Financial Information with respect to financial periods ending on and prior to December 31, 2006 that the Company is required to provide pursuant to Section 8.8 or (ii) March 1, 2007 (unless (x) Parent’s or Acquiror’s material breach of, or failure to perform in any material respect, any representation, warranty, covenant or agreement set forth in this Agreement was the principal cause of the failure of the Closing to occur on or before February 14, 2007 and (y) the conditions set forth in Sections 9.1 and 9.3 (other than the delivery by the Company of the officer’s certificate contemplated by Section 9.3(a)) were satisfied on February 14, 2007, in which case this clause (B) will not be applicable); provided that anything in the foregoing clauses (A) and (B) to the contrary notwithstanding, (C) beginning on (and including) May 16, 2007, if the Closing Date does not occur on or prior to May 15, 2007, then in lieu of the date determined pursuant to clause (B) the Initiation Date shall be the later of (1) the first date on which Parent shall have received the Required Financial Information with respect to financial periods ending on and prior to March 31, 2006 that the Company is required to provide pursuant to Section 8.8 or (2) May 10, 2007 (unless (x) Parent’s or Acquiror’s material breach of, or failure to perform in any material respect, any representation, warranty, covenant or agreement set forth in this Agreement was the principal cause of the failure of the Closing to occur on or before May 15, 2007 and (y) the conditions set forth in Sections 9.1 and 9.3 (other than the delivery by the Company of the officer’s certificate contemplated by Section 9.3(a)) were satisfied on May 15, 2007, in which case this clause (C) will not be applicable).

“Knowledge” means, with respect to the matter in question, if any of the employees of the Company listed in Section 1.1 of the Company Disclosure Schedule or of Parent or Acquiror listed in Section 1.1 of the Parent and Acquiror Disclosure Schedule, has actual knowledge, without investigation, of the matter.

“Krombach Joint Venture” means “Krombach Trammell Crow, L.L.C.”

“Law” means any federal, state, local, international or foreign (including the European Union) law (including common law), rule, regulation, judgment, code, ruling, statute, order, directives, decree, injunction or ordinance or other legal requirement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of an asset.

“Marketing Period” means the first period of thirty-seven (37) consecutive calendar days after the Initiation Date; provided, that (i) if the Marketing Period would otherwise terminate on any day from and including December 21, 2006 through and including January 2, 2007, then the Marketing Period shall end on January 3, 2007, (ii) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Financial Information or indicated that such audit opinion should not be relied upon, and (iii) the Marketing Period shall not terminate any earlier than December 18, 2006.

“Materials of Environmental Concern” means any substance or waste defined or regulated as hazardous, acutely hazardous, or toxic substance or waste (or any other words of similar import) under Environmental Laws (including the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the federal Resource Conservation and Recovery Act, as amended) and any other material or organism that would be reasonably expected to result in liability under any Environmental Law (including oil, petroleum products, asbestos, polychlorinated biphenyls and mold).

“Meghraj Joint Venture” means “Trammell Crow Meghraj”.

“Minority Investments” means, with respect to any Person, any corporation or other entity (including a division or line of business of such corporation or other entity) (A) of which such Person and/or any of its Subsidiaries beneficially owns a portion of the Equity Interests that is insufficient to make such corporation or other entity a Subsidiary of such Person, and (B) over which such Person and/or any of its Subsidiaries does not exercise control.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business consistent with past practice of such Person and its Subsidiaries.

“Organizational Documents” means, with respect to a Person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, articles of association, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of such Person, including any amendments thereto.

“Parent Material Adverse Effect” means any result, occurrence, condition, fact, change, violation, event or effect of any of the foregoing that, individually or in the aggregate with any such other results, occurrences, conditions, facts, changes, violations, events or effects, prevents or materially impairs the ability of Parent or Acquiror to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof.

“Parent SEC Documents” means (a) the annual reports on Form 10-K of Parent for the year ended December 31, 2005, (b) the quarterly reports on Form 10-Q of Parent for the quarters ended March 31, 2006 and

June 30, 2006, (c) Parent’s proxy and information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Parent, since December 31, 2004, and (d) all other reports, filings, registration statements and other documents filed by Parent with the SEC since December 31, 2004; in each case as may be amended, including all exhibits, appendices and attachments thereto, whether filed therewith or incorporated by reference therein.

“Permitted Liens” means (a) Liens for utilities and current Taxes not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar Liens arising or incurred in the Ordinary Course of Business, (c) Liens for Taxes being contested in good faith for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, restrictions, covenants or rights of way currently of record against any of the Owned Real Property which do not interfere with, or increase the cost of operation of, the business of the Company and its Subsidiaries in any material respect or materially affect the value or marketability of such Owned Real Property, (e) minor irregularities of title with respect to any of the Owned Real Property which do not interfere with, or increase the cost of the business of the Company and its Subsidiaries in any material respect or materially affect the value or marketability of such Owned Real Property and (f) Liens under the Credit Agreements.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity.

“Project Entity” means a Special Purpose Vehicle that owns a Development and Investment Activities project or is the general partner of any such Special Purpose Vehicle and shall include Trammell Crow Investment Fund II, L.P., Trammell Crow Investment Fund III L.P., Trammell Crow Investment Fund IV, L.P., Trammell Crow Investment Fund V, L.P. and TCC-Lion Industrial, LLC.

“Proxy Statement” means the proxy statement to be mailed to the Company Stockholders in connection with the Company Stockholder Approval, together with any amendments or supplements thereto.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” means a “significant subsidiary” as such term is defined in Rule 12b-2 of the Exchange Act.

“Special Purpose Vehicle” means any Company Subsidiary or Company Minority Investment whose activities with respect to the Company are limited to, and whose assets are used only in connection with, the Company’s Development and Investment Activities.

“SPV Guarantees” means, collectively, (i) completion or performance guarantees guaranteeing the obligations of a Project Entity, (ii) budget guarantees guaranteeing the obligations of a Project Entity, and (iii) other guarantees or similar obligations entered into in the course of Development and Investment Activities with respect to the obligations of Project Entities for environmental claims, fraud, misapplication of cash and failure to comply with bankruptcy remote and special purpose entity requirements.

“Stockholders” means Company Stockholders.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity (including joint ventures) of which such Person, directly or indirectly, (a) has the right or ability to elect, designate or appoint a majority of the board of directors or other Persons performing similar functions for such entity, whether as a result of the beneficial ownership of Equity Interests, contractual rights or otherwise or (b) beneficially owns a majority of the voting Equity Interests (including general partner Equity Interests).

“Superior Proposal” means any Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to fifty percent (50%) for purposes of this definition) that the Company’s Board of Directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, (a) is on terms that are more favorable, from a financial point of view, to the Company Stockholders than the terms of the Merger (including any written proposal by Parent and Acquiror received by the Company to amend the terms of this Agreement) (taking into account all legal, financial, regulatory and other aspects of the proposal, including to the extent financing is required, the terms and conditions of the proposed financing); and (b) is reasonably capable of being consummated.

“Taxes” means all United States federal, state, local or foreign income, profits, estimated gross receipts, windfall profits, environmental (including taxes under Section 59A of the Code), severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, social security (or similar), disability, transfer, registration, stamp, payroll, employer insurance, goods and services, value added, alternative or add-on minimum tax, estimated, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax that may become payable in respect therefor imposed by any Governmental Entity, whether disputed or not.

“Third Party” means a Person (or group of Persons) other than Parent, Acquiror or any of their respective Subsidiaries.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Trammell Crow Bank	4.16(a)
2006 Budget	6.1(a)(ix)
2006 Plans	7.2(c)
Acquiror	Preamble
Acquiror Share	1.1(a)
Acquisition Proposal	1.1(a)
Affiliate	1.1(a)
Agreement	Preamble
Alliance Agreements	1.1(a)
Alternative Financing	8.8(a)
Antitrust Conditions	8.2(h)
Antitrust Division	8.1(b)
Antitrust Laws	1.1(a)
Business Day	1.1(a)
Book-Entry Shares	3.4(a)
Capital Commitments	6.1(b)
Capital Investments	6.1(b)
Certificate of Merger	2.1(b)
Certificates	3.4(a)
Claim	4.10
Closing	2.1(d)
Closing Date	2.1(d)
Code	1.1(a)
Commitment Letter	5.5
Company	Preamble
Company 10-K	1.1(a)

Term	Section
Company 401(k) Plan	7.2(c)
Company Balance Sheet	1.1(a)
Company Charter	1.1(a)
Company Damages	1.1(a)
Company Employees	4.12(a)
Company Entities	1.1(a)
Company Independent Contractors	4.12(a)
Company Intellectual Property	4.15
Company Minority Investment	1.1(a)
Company Material Adverse Effect	1.1(a)
Company Option	1.1(a)
Company Option Plans	1.1(a)
Company Plans	4.12(a)
Company Preferred Stock	4.5(a)
Company Recommendation	4.23(b)
Company Returns	4.11(a)
Company SEC Documents	1.1(a)
Company Securities	4.5(b)
Company Share	1.1(a)
Company Stockholder Approval	4.23(a)
Company Stockholder Meeting	6.2
Company Stockholders	1.1(a)
Company Subsidiary	1.1(a)
Company Termination Fee	10.2(b)(i)
Confidentiality Agreement	1.1(a)
Consent Solicitation	7.4(a)
Continuing Employees	7.2(a)
Contract	1.1(a)
Controlled Group	4.12(c)(iii)
Credit Agreements	1.1(a)
Debt Tender Offer	7.4(a)
Default	4.18(c)
Development and Investment Activities	1.1(a)
Development and Investment Group	1.1(a)
DGCL	2.1(a)
Dissenting Shares	3.6(a)
Effective Time	2.1(b)
End Date	10.1(b)(i)
Environmental Laws	1.1(a)
Environmental Permits	1.1(a)
Equity Interest	1.1(a)
ERISA	4.12(a)
Exchange Act	1.1(a)
Exchange Agent	3.4(a)
Exchange Fund	3.4(a)
Exclusivity Arrangement	4.18(c)
Financing	5.5
Foreign Benefit Plans	4.12(i)
FTC	8.1(b)
GAAP	1.1(a)
Governmental Entity	1.1(a)

Term	Section
HSR Act	1.1(a)
Indebtedness	1.1(a)
Indemnified Parties	7.1(b)
Indenture	7.4(b)
Independent Contractor	1.1(a)
Initiation Date	1.1(a)
Joint Defense Agreement	8.2(c)
Minority Investment	1.1(a)
Knowledge	1.1(a)
Krombach Joint Venture	1.1(a)
Labor Laws	4.17(a)
Law	1.1(a)
Leased Property	4.19(a)
Leases	4.19(a)
Lender	5.5
Lien	1.1(a)
Marketing Period	1.1(a)
Matching Bid	6.3(b)
Material Contract	4.18(a)
Materials of Environmental Concern	1.1(a)
Meghraj Joint Venture	1.1(a)
Merger	2.1(a)
Merger Consideration	3.3
Minority Investments	1.1(a)
Modified Superior Proposal	6.3(d)
Notes	7.4(a)
Notice of Superior Proposal	6.3(d)
Order	4.10
Ordinary Course of Business	1.1(a)
Organizational Documents	1.1(a)
Owned Real Property	4.19(b)
Parent	Preamble
Parent Antitrust Termination Fee	10.2(c)
Parent Breach Termination Fee	10.2(d)
Parent Liability Cap	10.2(g)
Parent Litigation	5.10
Parent Material Adverse Effect	1.1(a)
Parent Party	10.2(d)
Parent SEC Documents	1.1(a)
Participation Agreements	4.19(g)
Participation Party	4.19(g)
Permits	4.13(b)
Permitted Actions	6.3(a)(iv)
Permitted Liens	1.1(a)
Person	1.1(a)
Project Entities	1.1(a)
Proxy Statement	1.1(a)
Purchase Plans	3.5(b)
Real Property	4.19(b)
Representatives	6.3(a)
Requested Consents	7.4(a)

Term	Section
Required Financial Information	8.8(b)(ii)
Restricted Share	3.5(c)
SEC	1.1(a)
Secretary of State	2.1(b)
Securities Act	1.1(a)
Services	7.4
Significant Subsidiary	1.1(a)
Special Purpose Vehicle	1.1(a)
SPV Guarantees	1.1(a)
Stock Plan Suspension Date	3.5(b)
Stockholders	1.1(a)
Subsidiary	1.1(a)
Superior Proposal	1.1(a)
Surviving Corporation	2.1(a)
Taxes	1.1(a)
Tendered Notes	7.4(a)
Third Party	1.1(a)
Title Insurance Policy	4.19(b)
Transfer Taxes	7.3
Unit	3.5(d)
Voting Agreements	Recitals
WARN	1.1(a)

ARTICLE 2

THE MERGER

2.1. The Merger.

(a) At the Effective Time, Acquiror shall be merged with and into the Company (the “Merger”) in accordance with the terms and conditions of this Agreement and the Delaware General Corporation Law (as amended, the “DGCL”), at which time the separate corporate existence of Acquiror shall cease and the Company shall continue its existence. In its capacity as the corporation surviving the Merger, this Agreement sometimes refers to the Company as the “Surviving Corporation.”

(b) On the Closing Date, the Company and Acquiror will file a certificate of merger or other appropriate documents (the “Certificate of Merger”) with the Delaware Secretary of State (the “Secretary of State”) and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective on the date and at the time when the Certificate of Merger is duly filed with and accepted by the Secretary of State, or at such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time as the Merger becomes effective is referred to herein as the “Effective Time”).

(c) From and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

(d) The closing of the Merger (the “Closing”) shall be held at the offices of Simpson Thacher & Bartlett LLP, 2550 Hanover Street, Palo Alto, California 94304 (or such other place as agreed by the parties) at 8:00 a.m., Pacific time, on the second Business Day on which all of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing) capable of satisfaction prior to the Closing (it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of the conditions that by their terms are to be satisfied at Closing) are satisfied or waived by the party or parties permitted to do so, unless the parties hereto agree to another date and time; provided, however, that Parent and Acquiror shall not be required to effect the Closing prior to the later of (i) the earlier of (A) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (B) the end of the Marketing Period and (ii) the earlier of (x) the first date on which the Requested Consents shall have been obtained and the Debt Tender Offer completed or (y) March 19, 2007. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date”.

2.2. Organizational Documents. The Certificate of Merger shall provide that at the Effective Time (a) the Company’s certificate of incorporation in effect immediately prior to the Effective Time shall be the Surviving Corporation’s certificate of incorporation and (b) the Acquiror’s by-laws in effect immediately prior to the Effective Time shall be the Surviving Corporation’s by-laws, in each case until amended in accordance with applicable Law; provided, however, that any such amendment shall not amend the certificate of incorporation or by-laws in a manner prohibited by or inconsistent with Section 7.1.

2.3. Directors and Officers. From and after the Effective Time (until such time as their successors are duly elected or appointed and qualified), (A) Acquiror’s directors at the Effective Time shall be the Surviving Corporation’s directors and (B) the Company’s officers immediately prior to the Effective Time shall be the Surviving Corporation’s officers.

ARTICLE 3

CONVERSION OF SECURITIES AND RELATED MATTERS

3.1. Capital Stock of Acquiror. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share or Acquiror Share, each Acquiror Share issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

3.2. Cancellation of Treasury Stock and Acquiror-Owned Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share or Acquiror Share, each Company Share held by the Company as treasury stock or owned by Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made or consideration delivered or deliverable in respect thereof.

3.3. Conversion of Company Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Share or Acquiror Share, each Company Share (excluding any Restricted Shares whose restrictions do not lapse as of the Effective Time) issued and outstanding immediately prior to the Effective Time (other than (a) shares to be cancelled in accordance with Section 3.2 and (b) Dissenting Shares) shall be converted into the right to receive in cash, without interest, an amount equal to $49.51 (the “Merger Consideration”).

3.4. Exchange of Certificates.

(a) Prior to the Effective Time, Acquiror shall appoint a bank or trust company reasonably acceptable to the Company as an agent (the “Exchange Agent”) for the benefit of holders of Company Shares for the purpose of exchanging, pursuant to this Article 3, certificates representing the Company Shares (the “Certificates”) and Company Shares represented by book-entry (“Book-Entry Shares”). On the Closing Date, Parent will, and will cause Acquiror to, make available to and deposit with the Exchange Agent the aggregate Merger Consideration to be paid in respect of Company Shares pursuant to this Article 3 (the “Exchange Fund”), and except as contemplated by Section 3.4(e) or Section 3.4(g) hereof, the Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest the Merger Consideration as directed by the Acquiror or the Surviving Corporation, as the case may be, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent and the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(b) As promptly as practicable after the Effective Time but not later than ten (10) Business Days thereafter, the Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each record holder of Certificates and each holder of Book-Entry Shares a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal), for use in the exchange contemplated by this Section 3.4. Upon surrender of a Certificate or Book-Entry Share to the Exchange Agent, together with a duly executed letter of transmittal, the holder shall be entitled to receive, in exchange therefor, the Merger Consideration as provided in this Article 3 in respect of the Company Shares represented by the Certificate or the Book-Entry Share, after giving effect to any required withholding Tax. Until surrendered as contemplated by this Section 3.4, each Certificate and Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration.

(c) All cash paid upon surrender of Certificates or Book-Entry Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Company Shares represented thereby. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to Company Shares, except as otherwise provided herein or by applicable Law. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company’s stock transfer books or by book-entry of any Company Shares, other than transfers that occurred before the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.4.

(d) If payment of the Merger Consideration in respect of Company Shares is to be made to a Person other than the Person in whose name a surrendered Certificate or Book-Entry Share is registered, it shall be a condition to such payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such Taxes either have been paid or are not payable.

(e) Upon the request of the Surviving Corporation, the Exchange Agent shall deliver to the Surviving Corporation any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 3.4 that remains undistributed to holders of Company Shares six (6) months after the Effective Time. Holders of Certificates who have not complied with this Section 3.4 prior to the demand by the Surviving Corporation shall thereafter look only to Parent and the Surviving Corporation for payment of any claim to the Merger Consideration.

(f) None of Acquiror, Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Company Shares (or dividends or distributions with respect thereto) for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Each of the Surviving Corporation and Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration or amounts otherwise payable hereunder to any Person (including amounts payable under Article 3) any amounts that it is required to deduct and withhold with respect to payment under any applicable provision of federal, state, local or foreign income tax Law and shall make any required filings with the appropriate tax authorities with respect to such withholding. To the extent that the Surviving Corporation or Exchange Agent withholds those amounts, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of which deduction and withholding was made by the Surviving Corporation or Exchange Agent, as the case may be.

(h) If any Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that a Certificate has been lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to that Certificate, the Exchange Agent will deliver to such Person in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration.

3.5. Company Stock Options and Other Awards.

(a) Each outstanding Company Option shall automatically be converted at the Effective Time, pursuant to the terms thereof, into the right to receive a cash payment from the Surviving Corporation, payable as soon as practicable following the vesting and exercise of the Company Option, equal to an amount per Company Share subject to such Company Option equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price per Company Share subject to such vested and exercised Company Option, less any applicable withholding taxes (the “Option Consideration”). Outstanding unvested Company Options will continue to vest and become exercisable for the Option Consideration in accordance with the terms of the Contract between the Company and the holder in effect as of the date hereof evidencing such Company Option. The Surviving Corporation and Parent shall take all corporate action necessary to reserve sufficient cash for payment upon the exercise of such Company Options on or after the Effective Time in accordance with the terms and conditions thereof. Prior to the Effective Time, the Company shall notify the holders of Company Options of the Surviving Corporation’s withholding obligations with respect to such Company Options arising on or after the Effective Time.

(b) Prior to the Effective Time, the Company shall take all necessary action under all stock purchase plans in place at the Company or any of its Subsidiaries relating to Company Shares (including the Trammell Crow Company Employee Stock Purchase Plan) (collectively, “Purchase Plans”) to provide that (i) all participants’ rights under all current offering periods shall terminate at the end of the next payroll date following the date hereof (the “Stock Plan Suspension Date”), but in no event later than December 31, 2006, and all accumulated payroll deductions allocated to each participant’s account under the Purchase Plans shall thereupon be used to purchase from the Company whole Company Shares at a price determined under the terms of the Purchase Plans for the offering period using the Stock Plan Suspension Date as the final purchase date and (ii) as of the close of business on the Business Day immediately prior to the Effective Time, the Purchase Plans will terminate. At the Effective Time, any Company Common Stock acquired under the Purchase Plans will be treated as provided in Section 3.3. The Company shall take all necessary action so that as of the date hereof no new offering is made and no offering period commences under the Purchase Plans.

(c) Each Company Share outstanding immediately prior to the Effective Time (but excluding any Company Options provided for pursuant to Section 3.5(a) and Restricted Shares not excluded from Section 3.3 (whose restrictions lapse as of the Effective Time)) that is subject to, and after the Effective Time pursuant to its terms will remain subject to, vesting or other lapse restrictions pursuant to any Company Option Plan or any applicable restricted stock award agreement (each a “Restricted Share”) shall be converted, at the Effective Time, into the right to receive a cash amount from the Surviving Corporation equal to the Merger Consideration, less any applicable withholding taxes, as soon as administratively feasible following the vesting of such Restricted Share, provided that the payment of such cash amount shall remain subject to the same terms and conditions (including vesting conditions) as were in effect with respect to such Company Share immediately prior to the Effective Time. The Surviving Corporation and Parent shall take all corporate action necessary to reserve sufficient cash for payment upon the settlement of such Restricted Shares after the Effective Time upon vesting thereof in accordance with the terms and conditions of such Restricted Shares.

(d) Each Company Share underlying the performance unit awards set forth on Sections 4.12(b) and 4.12(c) of the Company Disclosure Schedule outstanding immediately prior to the Effective Time (each a “Unit”) shall be converted, at the Effective Time, into the right to receive a cash amount from the Surviving Corporation equal to the Merger Consideration, less any applicable withholding taxes, at the time set forth in and in accordance with the terms of the Contract between the Company and the holder in effect as of the date hereof evidencing such Unit; provided that the payment of such cash amount shall remain subject to the same terms and conditions of the Contract between the Company and the holder evidencing such Unit in effect immediately prior to the Effective Time. The Surviving Corporation and Parent shall take all corporate action necessary to reserve sufficient cash for payment upon the settlement of such Units on or after the Effective Time upon settlement thereof in accordance with the terms and conditions of such Units.

(e) The Company shall notify the holders of Company Options, Restricted Shares and Units, and participants under the Purchase Plans, of the impact of the Merger on their respective equity awards or participation rights.

3.6. Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and which are held by Persons who shall have properly demanded in writing appraisal for such shares in accordance with Section 262 (or any successor provision) of the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration as provided hereunder and shall only be entitled to such rights and consideration as are granted by Section 262 (or any successor provision) of the DGCL. Such Persons shall be entitled to receive payment of the appraised value of such Company Shares in accordance with the provisions of Section 262 (or any successor provision) of the DGCL, except that all Dissenting Shares held by Persons who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares under Section 262 (or any successor provision) of the DGCL shall thereupon be deemed to have been converted into the right to receive the Merger Consideration pursuant to Section 3.3 hereto as of the Effective Time or the occurrence of such failure, withdrawal or loss, whichever occurs later.

(b) The Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal or the payment of the fair cash value of any such shares under the DGCL. Other than pursuant to a court order, the Company shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal or the payment of the fair cash value of any such shares or offer to settle or settle any such demands.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed with the SEC after January 1, 2006 and prior to the date of this Agreement with respect to information that is reasonably apparent on its face to relate to the representations and warranties contained in this Article 4 (excluding any disclosures set forth in any risk factor section thereof, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward looking in nature) or (ii) as disclosed in the Company Disclosure Schedule attached hereto, the Company represents and warrants to Parent and Acquiror as set forth below:

4.1. Corporate Existence and Power. The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all corporate powers and authority required to own, lease and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of any provision of its Organizational Documents, and the Company has made available to Parent true and correct copies of its Organizational Documents.

4.2. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Stockholder Approval and the filing and recordation of the Certificate of Merger in accordance with the DGCL, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Subject to Section 6.3, the Board of Directors of the Company unanimously has approved and declared advisable this Agreement and has resolved to recommend that the Company Stockholders vote their shares in favor of the adoption of this Agreement and approval of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and assuming that this Agreement constitutes the valid and binding obligation of Parent and Acquiror, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not require with respect to the Company or any Company Subsidiary any consent, approval, action, order, authorization, or permit of, or registration, declaration or filing with, any Governmental Entity, other than (a) the filing of the Certificate of Merger in accordance with the DGCL; (b) compliance with any applicable requirements of any Antitrust Laws or any international or foreign Laws; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) filings with the New York Stock Exchange; (e) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws; and (f) other consents, approvals, actions, orders, authorizations, permits, registrations, declarations and filings which, if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The consummation of the Merger and the other transactions contemplated hereby will not result in the lapse of any Permit of the Company or Company Subsidiaries or the breach of any authorization or right to use any Permit of the Company or Company Subsidiaries or other right that the Company or any Company Subsidiaries has from a Governmental Entity, except where such lapses or breaches would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

4.4. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (a) contravene or conflict with the Organizational Documents of the Company, (b) contravene or conflict with the Organizational Documents of any Company Subsidiary, (c) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with, or constitute a violation of, any provision of any Law binding upon or applicable to the Company or its Subsidiaries or by which any of their respective properties or assets is bound or affected, (d) constitute a breach of or default under (or an event that with notice or lapse of time or both would be reasonably likely to become a breach or default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any Contract binding upon the Company (including, in the case of any Contract evidencing Indebtedness or other payment obligation of any Special Purpose Vehicle, any right to claim against the Company or any Company Subsidiaries other than a Special Purpose Vehicle all or any portion of the amount of Indebtedness or other payment obligation underlying such Contract), any Company Subsidiary or any of their respective properties or assets, or (e) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, other than, in the case of clauses (b), (c), (d) and (e) taken together, any items that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5. Capitalization.

(a) The authorized capital stock of the Company consists solely of 100,000,000 Company Shares and 30,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of October 25, 2006, (x)(i) 36,350,819 Company Shares (including Restricted Shares) were issued and outstanding, (ii) 1,552,239 Company Shares were held by the Company in treasury and (iii) 1,724,927 were Restricted Shares, all of which have been duly authorized and validly issued and are fully paid and nonassessable and were issued free of preemptive or similar rights, (y) no shares of the Company Preferred Stock were issued or outstanding, and (z) no Company Shares were held by Company Subsidiaries. As of October 25, 2006, (i) 3,445,884 Company Shares were reserved for issuance pursuant to outstanding Company Options granted under Company Option Plans, (ii) 652,792 Common Shares were reserved for future issuance under the Company Option Plans (excluding Common Shares reserved for issuance pursuant to outstanding Company Options), and (iii) 803,187 Common Shares were reserved for future issuance under Purchase Plans. From June 30, 2006 until the date of this Agreement, the Company has not declared or paid any dividend or distribution in respect of any of its Equity Interests and neither the Company nor any Company Subsidiary has repurchased, redeemed or otherwise acquired any shares of the Company’s Equity Interests, and the Company’s Board of Directors has not resolved to do any of the foregoing. There are no outstanding or authorized stock appreciation, profit participation, “phantom stock,” or other similar plans with respect to the Company or the Company Subsidiaries, other than incentive compensation arrangements that are not based on the market price of Company Shares and that are entered into in the Ordinary Course of Business.

(b) Except (i) as set forth in this Section 4.5 and (ii) for changes since October 25, 2006 resulting from the exercise of Company Options outstanding on that date, neither the Company nor any Company Subsidiary has issued, or reserved for issuance, any, and there are no outstanding, (x) Equity Interests of the Company, (y) securities of the Company or any Company Subsidiary convertible into or exercisable or exchangeable for Equity Interests of the Company or (z) options, warrants or other rights to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any Equity Interests of the Company or securities or other rights convertible into or exchangeable for Equity Interests of the Company (the items in clauses (x), (y) and (z) being referred to collectively as the “Company Securities”). There are no outstanding Contracts or other obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

(c) Section 4.5(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all outstanding Company Options and Restricted Shares as of October 25, 2006, which list sets forth the name of the holders thereof and, to the extent applicable, the exercise price or purchase price thereof, the number of Company Shares subject thereto, the schedule of vesting (including any acceleration of vesting that may result from this Agreement or the transactions contemplated hereby), the governing Company Option Plan with respect thereto and the expiration date thereof. The Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company Stockholders may vote. All Company Options and Restricted Shares have been granted in compliance in all respects with the terms and conditions of the Company Option Plans and applicable Laws and stock exchange rules and have been accounted for correctly in all material respects in the financial statements of the Company.

4.6. Subsidiaries; Minority Investments.

(a) Each Company Subsidiary (i) is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing (except in jurisdictions where such concept does not exist) under the Laws of its jurisdiction of incorporation or organization, and has all powers and authority required to own, lease or operate its properties and assets and to carry on its business as now conducted, and (ii) has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation or entity and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes such qualification necessary, in each case in the foregoing clauses (i) and (ii) with exceptions which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.6(b) of the Company Disclosure Schedule sets forth the name of all Company Subsidiaries and, to the extent applicable, the total number of authorized, issued and outstanding Equity Interests of each Company Subsidiary and the amount of the Company’s direct or indirect ownership of Equity Interests in each Company Entity and, in the case of each Project Entity, (i) the amount of equity that the Company or any Company Subsidiary is authorized to invest in such Project Entity and (ii) the amount of Indebtedness or other payment obligation of such Project Entity that the Company or any Company Subsidiary (other than a Project Entity) is authorized to guarantee, in each case excluding obligations under SPV Guarantees. For each Company Subsidiary that is a corporation, all of the outstanding Equity Interests in such Company Subsidiary (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) if owned by the Company or any Company Subsidiary, are owned free and clear of any Lien (except for liens under the Credit Agreements), (3) are free of any preemptive or similar right, and (4) are free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of the Equity Interests). For each Company Subsidiary that is a limited liability company or partnership, all of the outstanding Equity Interests in such Company Subsidiary have been duly authorized and validly issued, and if owned by the Company or any Company Subsidiary, are owned free and clear of all Liens other than (A) Liens under the Credit Agreement, (B) Liens in favor of financing sources for the development project to which such Company Subsidiary relates and (C) Liens in favor of or against the interests of the other equity holders of such entity. The Equity Interests of each Company Subsidiary were issued in compliance with all applicable federal, state and foreign securities laws except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. There are no outstanding (x) securities of the Company or any Company Subsidiary (that is not a Special Purpose Vehicle) convertible into or exchangeable or exercisable for Equity Interests in any Company Subsidiary (that is not a Special Purpose Vehicle), (y) options, warrants or other rights to acquire from the Company or any Company Subsidiary (that is not a Special Purpose Vehicle), or obligations of the Company or any Company Subsidiary (that is not a Special Purpose Vehicle) to issue, any Equity Interests in, or any securities convertible into or exchangeable or exercisable for any Equity Interests in, any Company Subsidiary (that is not a Special Purpose Vehicle) or (z) Contracts of the Company or any Company Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any Equity Interests of any Company Subsidiary (that is not a Special Purpose Vehicle).

(c) No Company Subsidiary is in violation of any provision of its Organizational Documents, other than violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.6(c) of the Company Disclosure Schedule lists each Company Entity for which the Company has made available to the Acquiror true and correct copies of the articles or certificate of incorporation or bylaws or equivalent organizational and governing documents.

(d) Section 4.6(d) of the Company Disclosure Schedule lists each Company Minority Investment owned by the Company or a Company Subsidiary (other than a Special Purpose Vehicle) and the Company or Company Subsidiary that owns such Company Minority Investment. Each Company Minority Investment is owned free and clear of any Lien (except for Liens under the Credit Agreements). Except as specifically set forth in this Section 4.6(d), the Company makes no representation with respect to the Company’s or any Company Subsidiary’s ownership of any Company Minority Investment or the business, assets, liabilities, financial condition or results of operations of any Company Minority Investment.

4.7. Company SEC Documents.

(a) The Company has filed all forms, reports, filings, registration statements and other documents required to be filed by it with the SEC since December 31, 2002. No Company Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

(b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

(c) No Company SEC Document filed since December 31, 2002 pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company SEC Document, as amended or supplemented, if applicable, filed since December 31, 2002 pursuant to the Securities Act contained, as of the date on which the document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

4.8. Financial Statements; No Material Undisclosed Liabilities.

(a) Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents were prepared in conformity with GAAP (except as may be indicated in the notes thereto) throughout the periods involved, and each fairly presents, in all material respects, the consolidated financial position of the Company and the entities that it consolidates in accordance with GAAP as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of notes that may be required by GAAP in the case of any unaudited interim financial statements). The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the entities that it consolidates in accordance with GAAP, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities. The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board of Directors (or persons performing the equivalent functions): (A) all significant deficiencies and material weaknesses within their knowledge in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company’s principal executive officer and principal financial officer have made, with respect to the Company SEC Documents, all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC. The Company has not identified any material weaknesses in the design or operation of the internal controls over financial reporting except as disclosed in the Company SEC Documents filed prior to the date hereof. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

(b) There are no liabilities or obligations of the Company or any Company Subsidiary, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations (A) disclosed or provided for in the Company Balance Sheet or disclosed in the notes thereto or in the Company’s consolidated balance sheet or disclosed in the notes thereto included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2006 or (B) not required by GAAP to be disclosed or provided for in a consolidated balance sheet of the

Company and that were incurred in the Ordinary Course of Business or which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) liabilities or obligations of Project Entities for which there is no contractual or other recourse to the Company or any Company Subsidiary that is not a Project Entity, (iii) SPV Guarantees; (iv) capital commitments to Special Purpose Vehicles; (v) liabilities or obligations incurred after June 30, 2006 in the Ordinary Course of Business; and (vi) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

(c) Neither the Company nor any Company Subsidiary is a party to, or has a legally binding commitment to enter into, any joint venture, off balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or the Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) other than (i) the Minority Investments held by the Company as of the date hereof with respect to which there is no contractual or other recourse to the Company or any Subsidiary that is not a Project Entity and (ii) with respect to the Special Purpose Vehicles, those entered into in connection with Development and Investment Activities with respect to which neither the Company nor any Company Subsidiary that is not a Project Entity has guaranteed the Indebtedness or other payment obligation of, or agreed to make any equity contribution to, such Special Purpose Vehicle, except, in either case (x) as disclosed on Section 4.6(b) of the Company Disclosure Schedule, and (y) SPV Guarantees. Neither the Company nor any Company Subsidiary (other than Project Entities) has any direct ownership interest in any project or other real property constituting a Development and Investment Activity.

4.9. Absence of Certain Changes.

(a) From June 30, 2006 to the date of this Agreement, except as otherwise expressly contemplated by this Agreement, the Company and each Company Subsidiary has conducted its business in the Ordinary Course of Business and there has not been any damage, destruction or other casualty losses affecting the business, properties or assets of the Company or any Company Subsidiary that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From June 30, 2006 to the date of this Agreement, except as otherwise expressly contemplated by this Agreement, there has not been (i) any change by the Company in its accounting methods, principles or practices (other than changes required by GAAP after the date of this Agreement); (ii) except in connection with Development and Investment Activities in the Ordinary Course of Business, any sale or license of a material amount of assets or rights of the Company and the Company Subsidiaries; or (iii) any material Tax election, any change in method of accounting with respect to Taxes or any compromise or settlement of any proceeding with respect to any material Tax liability by the Company or any Company Subsidiary.

(c) From June 30, 2006 to the date of this Agreement, there has not been any action, event, occurrence, development or state of circumstances or facts that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

4.10. Litigation. As of the date of this Agreement, there is no litigation, action, suit, claim, investigation, arbitration or proceeding or inquiry, whether civil, criminal or administrative (each, a “Claim”), pending, or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary or any Special Purpose Vehicle any of their respective assets, properties or employees before any arbitrator or Governmental Entity that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Set forth on Section 4.10 of the Company Disclosure Schedule is a list of all Claims pending, or to the Knowledge of the Company, threatened as of the date of this Agreement, against the Company or any Company Subsidiary or any of their respective assets, properties or employees (if such Claim is related to, or arising from, an employee’s actions or omissions on behalf of the Company or any Company Subsidiary) before any arbitrator or Governmental Entity in which the amount claimed is in excess of $1,000,000 or in which specific performance or other injunctive relief or punitive damages are sought, or in which a criminal violation is alleged. As of the date of this Agreement, neither the Company nor any Company Subsidiary nor any of their respective properties, assets or, to the Knowledge of the Company, employees is or are subject to any order, writ, judgment, injunction, decree, settlement, determination or award (“Order”) having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

4.11. Taxes. Except as would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, (a) all Tax returns, statements, declarations, reports and forms, including any schedules or attachments thereto, required to be filed with any taxing authority by, or with respect to, the Company and each Company Subsidiary (collectively, the “Company Returns”) have been timely filed accordance with all applicable Laws and the Company Returns are true, correct and complete in; (b) the Company and each Company Subsidiary has timely paid all Taxes due and payable whether or not shown as being due on any Company Return (other than Taxes that are being contested in good faith and for which adequate reserves are reflected in the Company Balance Sheet); (c) the charges, accruals and reserves for Taxes with respect to the Company and each consolidated Company Subsidiary that are reflected on the Company Balance Sheet are adequate to cover the Tax liabilities accruing through the date thereof; (d) as of the date of this Agreement, there is no action, suit, proceeding, audit or claim now proposed or pending against the Company or any Company Subsidiary in respect of any Taxes; (e) neither the Company nor any Company Subsidiary is party to, bound by or has any obligation under, any tax sharing Contract or any Contract that obligates them to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person; (f) there are no Liens with respect to Taxes on any of the assets or properties of the Company or any Company Subsidiary other than with respect to Taxes not due and payable; (g) neither the Company nor any Company Subsidiary (1) is, or has been, a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company was the common parent and (2) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise; (h) neither the Company nor any Company Subsidiary has ever entered into a closing agreement pursuant to Section 7121 of the Code that could affect the Company or a Company Subsidiary in a Tax period or portion thereof beginning after the Effective Time; (i) the Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (1) a change in method of accounting occurring prior to the Closing Date, (2) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (3) a prepaid amount received, or paid, prior to the Closing Date or (4) deferred gains arising prior to the Closing Date; (j) all Taxes required to be withheld, collected or deposited by or with respect to Company and each of the Company Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority; (k) none of Company or any of the Company Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable; and (l) neither the Company nor any of the Company Subsidiaries has engaged in any transaction that would reasonably be expected to give rise to (1) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder or (2) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

4.12. Employee Benefits.

(a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not such “employee benefit plan” is subject to ERISA), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all Contracts with individuals providing for the payment of one-time stay bonuses in excess of $500,000, individual employment agreements that contain commitments as to equity compensation not yet granted or issued, stock purchase, stock option, restricted stock, stock compensation, phantom, severance, employment, change-in-control, fringe benefit (including health and welfare plans and programs), collective bargaining, incentive, profit sharing, deferred compensation, pension, retirement, employee loan, vacation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), that are legally binding obligations of the Company or any Company Subsidiaries under which (i) any current or former employee, officer or director of the Company or its Subsidiaries (the “Company Employees”) or any current or former Independent Contractor of the Company or any Company Subsidiary (the “Company Independent Contractors”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any Company Subsidiary or (ii) the Company or any Company Subsidiary has any present or future liability, whether actual or contingent; provided, however, that Contracts with individuals need not be listed on Section 4.12(a) of the Company Disclosure Schedule other than individual letter agreements providing for the payment of one-time stay bonuses in excess of $500,000 and individual employment agreements that contain commitments as to equity compensation not yet granted or issued. All such plans, programs, policies and arrangements required to be listed on Section 4.12(a) of the Company Disclosure Schedule shall be collectively referred to as the “Company Plans.”

(b) With respect to each Company Plan, the Company has provided or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related adoption agreements, trust agreements, insurance contracts and/or other funding instruments or agreements (including any amendments thereto); (ii) the most recent determination letter, if applicable and any pending request for such a letter; (iii) any summary plan description and other written communications (or a written description of any oral communications) by the Company or its Subsidiaries to the Company Employees or any Company Independent Contractors concerning the extent of the benefits provided under a Company Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to (including any terminations of) any of the Company Plans at any time within the twelve months immediately following the date hereof, except for such proposed amendments or changes that are required by applicable Law, (v) the most recent non-discrimination tests performed under the Code (including 401(k) and 401(m) tests) and all filings made by the Company or any Company Subsidiary with any Governmental Entity, including under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program; and (vi) for the three most recent completed years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and funding and/or financial information returns and statements, and (D) attorney’s response to an auditor’s request for information.

(c) (i) Each Company Plan has been established, maintained and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations, and all contributions required to be made under the terms of any Company Plan as of the date hereof have been timely made or, if not yet due, have been properly reflected on the Company’s financial statements; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification or affect the tax exempt status of any related trust; (iii) no event has occurred and no condition exists that would reasonably be expected to subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material Tax, fine, Lien, penalty or other material liability imposed by ERISA, the Code or other applicable Laws, rules and regulations; (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no “reportable event” (as such term is defined in Section 4043 of the Code) that would reasonably be expected to result in material liability, no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) that would reasonably be expected to result in liability to the Company or any of its Subsidiaries or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan; (vi) there is no present intention, requirement or obligation that any Company Plan be materially amended, suspended or terminated, or otherwise modified to alter benefits (or the levels thereof); (vii) no Company Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of The Sarbanes-Oxley Act of 2002); (viii) all Tax, annual reporting and other governmental filings required by ERISA and the Code with respect to the Company Plans have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been provided to participants, and (ix) all outstanding awards, grants, bonuses, prior employer (including pre-tax employee) contributions, payments or benefits provided pursuant to any Company Plan have been fully deductible to the Company or its Subsidiaries under the Code, except as limited by Sections 162 and 404, as applicable. Neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for Company Employees or Company Independent Contractors, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(d) Neither the Company, any Company Subsidiary or any member of their Controlled Group sponsors or maintains or has in the past sponsored or maintained or, as of the date hereof and except as provided in Section 4.12(e) of the Company Disclosure Schedule, has any current or future liability under any employee benefit plan subject to Title IV of ERISA.

(e) With respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Company, its Subsidiaries or any member of their Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) none of the Company, its Subsidiaries or any member of their Controlled Group has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or would be subject to such liability if, as of the Closing Date, the Company, its Subsidiaries or any member of their Controlled Group were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such multiemployer plan; and (ii) to the Knowledge of the Company, no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively), except, in each case of clauses (i) and (ii) above, any items that would not be reasonably likely to have, individually or in the aggregate, when combined with other items of adverse effect under this Section 4.12, a Company Material Adverse Effect.

(f) With respect to each Company Plan, (i) as of the date of this Agreement, to the Knowledge of the Company, no material actions, suits, claims, investigations or arbitrations (other than routine claims for benefits in the Ordinary Course of Business or otherwise reserved on the Company Balance Sheet) are pending or threatened, (ii) as of the date of this Agreement, no facts or circumstances exist that would reasonably be expected to give rise to any such material actions, suits or claims, and (iii) as of the date of this Agreement, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress, except, in each case of clauses (i) and (iii) above, any items that would not be reasonably likely to have, individually or in the aggregate, when combined with other items of adverse effect under this Section 4.12, a Company Material Adverse Effect.

(g) No Company Plan nor any Contracts with individuals exist that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in combination with any subsequent event(s), including the termination of a Company Employee’s employment), could result in (i) the payment to any Company Employee or Company Independent Contractor of any money or other property (whether under a Company Plan or otherwise), (ii) the provision of any benefits or other rights to any Company Employee or Company Independent Contractor, including severance pay or an increase in severance pay upon any termination of the employment or other relationship after the date of this Agreement, (iii) the increase, acceleration or provision of any payments, benefits or other rights (including funding through a grantor trust or otherwise) to any Company Employee or Company Independent Contractor, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, (iv) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans, (v) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (vi) result in payments under any of the Company Plans or otherwise that would not be deductible under Section 280G of the Code, except, in the case of clauses (i), (ii), (iv) and (v) above, any items that would not be reasonably likely to have, individually or in the aggregate, when combined with other items of adverse effect under this Section 4.12, a Company Material Adverse Effect.

(h) Section 4.12(h) of the Company Disclosure Schedule sets forth all Company Plans maintained outside the jurisdiction of the United States or that cover any employee residing or working outside the United States (the “Foreign Benefit Plans”). Except as would not individually or in the aggregate, when combined with other items of adverse effect under this Section 4.12, be reasonably likely to have a Company Material Adverse Effect, with respect to the Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in all material respects in compliance with their terms and all applicable statutes, Laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Entity; (ii) all contributions or premiums required to be made by the Company or its Subsidiaries under the terms of each Foreign Benefit Plan have been made in a timely manner; (iii) if they are intended to qualify for special Tax treatment, such Foreign Benefit Plans meet all the requirements for such treatment; (iv) all obligations regarding such Foreign Benefit Plans have been satisfied, there are no outstanding defaults or violations by any party to such plans, no Taxes, penalties or fees are owing or eligible in respect of any such plans, and no material liability or obligation exists with respect to such Foreign Benefit Plans that has not been disclosed on Section 4.12(h) of the Company Disclosure Schedule; (v) neither the Company nor any of its Subsidiaries has incurred any obligation in connection with the termination or withdrawal from any such Foreign Benefit Plan; and (vi) the present value of the accrued benefit liabilities (whether or not vested) under each such Foreign Benefit Plan which is funded, determined as of the end of the most recently ended fiscal year of the Company using generally accepted and reasonable actuarial assumptions, did not exceed the current value of the assets of such plan, and for each such Foreign Benefit Plan which is not funded, the obligations thereunder have, to the extent required, been accrued in accordance with generally accepted accounting principles as in effect in the United States as of the end of the most recently ended fiscal year of the Company, and are, to the extent required, reflected on the financial statements.

4.13. Compliance with Laws; Licenses, Permits and Registrations.

(a) Except for matters covered by the representations and warranties in Sections 4.11, 4.12, 4.17 and 4.20 which shall be covered only by those representations and warranties, and not by this Section 4.13, neither the Company nor any Company Subsidiary is in violation of, or has violated, any applicable provisions of any Laws, except for violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and each Company Subsidiary has all permits, licenses, easements, variances, exemptions, consents, certificates, approvals, authorizations of and registrations (collectively, “Permits”) with and under all Laws, and from all Governmental Entities required by the Company and each Company Subsidiary to carry on their respective businesses as currently conducted, except where the failure to have the Permits would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The information provided by the Company to Parent and Acquiror in order to assist Parent in its evaluation and determination as to whether any filings, notifications, authorizations, consent requests, petitions, statements, registrations, declarations, submissions of information or applications are required to be made with any Governmental Entity under any international or foreign Antitrust Laws applicable to this Agreement or the transactions contemplated hereby was true and correct in all material respects as of the date of this Agreement, to the extent such information was provided on or prior to the date hereof, or as of the date provided, to the extent provided after the date hereof.

4.14. Title to Assets. The Company and each Company Subsidiary (other than a Special Purpose Vehicle) has good title to, or valid leasehold interests in, all their respective assets, except where the absence thereof would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Other than assets held by a Special Purpose Vehicle and other than assets in which the Company or any Company Subsidiary has leasehold interests, all of these assets are free and clear of all Liens, except for (a) Permitted Liens and (b) Liens that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. All assets owned by Special Purpose Vehicles are owned free and clear of all Liens, except for (i) Liens incurred in the Ordinary Course of Business by such Special Purpose Vehicles, (ii) Permitted Liens, and (iii) Liens that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

4.15. Intellectual Property. The Company and each Company Subsidiary owns or has a valid license or other right to use, free and clear of all Liens, except for Permitted Liens, each trademark, service mark, trade name, domain name or other source indicator, patent, trade secret, confidential information, or copyright (including any registrations or applications for registration of any of the foregoing, which are set forth in Section 4.15 of the Company Disclosure Schedule) used in or necessary to carry on the business of the Company and each Company Subsidiary, taken as a whole, as currently conducted (collectively, the “Company Intellectual Property”), except where the failure to own or have the right to use such properties would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Company Intellectual Property is not being infringed or misappropriated by any third party. Neither the Company nor any Company Subsidiary has received any notice of infringement of or challenge to, and there are no Claims or Orders pending or, to the Knowledge of the Company, threatened with respect to any Company Intellectual Property that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

4.16. Transaction Fees; Opinions of Financial Advisor.

(a) Except for Lazard Frères & Co. LLC (“Trammell Crow Bank”), whose fees and expenses will be borne by the Company, there is no investment banker, financial advisor, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Company Subsidiary which might be entitled to any fee or commission from the Company, Parent, Acquiror or any of their respective Affiliates upon consummation of the Merger or the other transactions contemplated by this Agreement. The Company has heretofore furnished to the Acquiror complete and correct copies of all Contracts between the Company or its Subsidiaries and Trammell Crow Bank pursuant to which such firm would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

(b) The Board of Directors of the Company has received the opinion of Trammell Crow Bank, dated as of the date hereof, to the effect that, as of such date, and subject to the qualifications stated therein, the Merger Consideration is fair to the holders of Company Shares from a financial point of view.

4.17. Labor Matters.

(a) Except for those Company Employees and Company Independent Contractors with written Contracts that provide otherwise, and except as otherwise provided by applicable Laws, (i) each Company Employee currently employed by the Company or a Company Subsidiary is an “at will” employee (whose employment may be terminated at any time by the Company or such employee, in each case with or without reason) and has the right to work for the Company or any Company Subsidiary and (ii) each of the Company Independent Contractors may be terminated for any reason on no more than thirty (30) days’ notice. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws or Contracts governing or concerning labor relations, employment, union and collective bargaining, immigration, fair employment practices, employment discrimination and harassment, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, and wages and hours, and any other Law applicable to the Company or a Company Subsidiary with respect to any of the Company Employees or Company Independent Contractors, including without limitation, ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1992, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, the Fair Labor Standards Act and the Rehabilitation Act of 1973 and all regulations under such acts (collectively, the “Labor Laws”). Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect as of the date of this Agreement neither the Company nor any Company Subsidiary is liable for or bound by, as the case may be, any liabilities, judgments, decrees, orders, citations, Taxes, fines or penalties for failure to comply with any of the Labor Laws. Each of the Company and its Subsidiaries has withheld all amounts required by applicable Law or by agreement to be withheld from the wages, salaries and other payments made or benefits provided to Company Employees, except for such failures that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries is liable for any arrears of wages, salaries or other benefits or any Taxes or any penalty for failure to comply with any of the foregoing.

(b) As of the date of this Agreement, there are no pending or, to the Company’s Knowledge, threatened claims, lawsuits, complaints, controversies, investigations or other proceedings against the Company or any of its Subsidiaries brought by or on behalf of any current or former Company Employee or current or former Company Independent Contractor (other than regular claims for benefits in accordance with the terms of such Company Plans and policies), except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) As of the date of this Agreement, to the Knowledge of the Company, no current Company Employee or Company Independent Contractor whose annual cash compensation (including, without limitation, commissions and bonuses) was in excess of $500,000 in fiscal year 2005 has given notice to the Company or a Company Subsidiary terminating, nor does the Company have any Knowledge that any such person intends to terminate, his or her employment or independent contractor relationship with the Company or its Subsidiaries.

(d) To the Knowledge of the Company, as of the date of this Agreement no Company Employee or Company Independent Contractor is in violation of any term of any employment Contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating (i) to the right of any such person to be employed or retained by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or its Subsidiaries, or (ii) to the use by or for the benefit of any of the Company or any Company Subsidiary of the trade secrets, intellectual property, or confidential or proprietary information of others. To Company’s Knowledge, as of the date of this Agreement no Company Employee or Company Independent Contractor is in material violation of any term of any employment Contract, non-disclosure agreement, non-competition agreement, or restrictive covenant with the Company or any Company Subsidiary relating to the business of the Company or any of its Subsidiaries.

(e) As of the date of this Agreement, there are no strikes, slowdowns, picketing, work stoppages, concerted refusal to work overtime, lockouts, other material labor controversies or disputes or any unfair labor practice charges pending or, to the Knowledge of the Company, threatened by or between the Company or any Company Subsidiary and any of their respective Company Employees, nor has any such controversy or dispute occurred over the last three (3) years. Neither the Company nor any Company Subsidiary has recognized a labor union or is a party to, or bound by, any collective bargaining Contract with a labor union or labor organization, nor, to the Knowledge of the Company, have there been any organizing efforts during the past three (3) years, including any petitions for a certification or unionization proceeding.

(f) During the three-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN or any similar state law, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any Company Subsidiary.

4.18. Material Contracts.

(a) As of the date of this Agreement, Section 4.18(a) of the Company Disclosure Schedule sets forth all of the following Contracts to which the Company or any Company Subsidiary is a party or which are applicable to any of their assets or properties, in each case as amended through the date hereof (each a “Material Contract”):

(i) Contracts that are material to the Company and the Company Subsidiaries, taken as a whole, other than (x) Contracts of Project Entities entered into in Development and Investment Activities under which the Company or any Company Subsidiary other than a Project Entity has guaranteed the Indebtedness or other payment obligation of such Project Entity and (y) SPV Guarantees;

(ii) Except for SPV Guarantees, Contracts under which the Company or any Company Subsidiary (other than a Project Entity) has guaranteed the Indebtedness or other payment obligation of any Project Entity or Minority Investment, including as a result of the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby;

(iii) other than SPV Guarantees and Contracts required to be disclosed in clause (a)(ii) above, Contracts providing for the borrowing or lending of money by the Company or any Company Subsidiary, whether as borrower, lender or guarantor other than (x) loans to employees in connection with their initial hiring in the Ordinary Course of Business not exceeding $100,000 individually and (y) advances to employees in the Ordinary Course of Business;

(iv) Contracts pursuant to which any material property or assets of the Company or any Company Subsidiary is, or may reasonably be expected to become subject to, a Lien (other than Permitted Liens) other than (x) SPV Guarantees, and (y) Contracts creating Liens on assets of Project Entities entered into in Development and Investment Activities;

(v) joint venture, alliance, affiliation or partnership Contracts or joint development or similar Contracts of the Company and Company Subsidiaries (other than Special Purpose Vehicles), including with respect to any direct or indirect investment in, or development of, real property by the Company or a Company Subsidiary other than a Special Purpose Vehicle;

(vi) other than SPV Guarantees and Contracts of Special Purpose Vehicles entered into in Development and Investment Activities that do not have recourse to the Company or any Company Subsidiary other than a Special Purpose Vehicle, Contracts for the acquisition or sale, directly or indirectly (by merger or otherwise), of material assets (whether tangible or intangible) of the Company or any Company Subsidiary or the Equity Interests of the Company or any Company Subsidiary, including Contracts for any such completed acquisitions or sales pursuant to which an “earn out” or similar form of obligation (whether absolute or contingent) is currently pending or for which there are any continuing indemnification or similar obligations, in each case excluding any such Contracts entered into prior to January 1, 2003 and with respect to which there are no remaining obligations on the part of any party (including any indemnification obligations);

(vii) any interest rate or currency swaps, caps, floors or option Contracts of the Company or any Company Subsidiary or any other interest rate or currency risk management arrangement or foreign exchange Contracts of the Company or any Company Subsidiary;

(viii) all material Contracts concerning Company Intellectual Property;

(ix) contracts with, or commitments to, Affiliates of the Company, as set forth in Section 4.22 of the Company Disclosure Schedule;

(x) Contracts pursuant to which the Company or any Company Subsidiary is obligated to make any capital contribution or other investment in or loan to any Person other than (x) SPV Guarantees, (y) Contracts relating to the items described in Section 4.6 of the Company Disclosure Schedule with respect to Project Entities, and (z) Contracts of Project Entities entered into in Development and Investment Activities for which the Company and Company Subsidiaries (other than Project Entities) have no recourse obligations.

(b) Neither the Company nor any Company Subsidiary is, or as of the date of this Agreement, has received any notice that any other party is, in breach, default or violation or is unable to perform in any respect (each a “Default”) under any Material Contract (and no event has occurred or not occurred through the Company’s or any Company Subsidiary’s action or inaction or, to the Knowledge of the Company, through the action or inaction of any third parties, which with notice or the lapse of time or both would constitute or give rise to a Default), except for those Defaults which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received written notice of the termination of, or intention to terminate, any Material Contract, except for such notices or terminations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. No Claims for indemnification under any purchase or sale Contract have been made by or against the Company or any Company Subsidiary since January 1, 2003 that have not been fully resolved prior to the date hereof and, to the Knowledge of the Company, there are no such Claims threatened.

(c) As of the date of this Agreement, neither the Company nor any Company Subsidiary is party to any Contract containing covenants that would limit in any material respect after the Effective Time the ability of Parent or any of its Subsidiaries (excluding, after the Effective Time, the Company or any Company Subsidiary) to (i) engage in any line of business, (ii) compete with any person in any market or line of business or (iii) operate, manage, finance or develop properties in any geographic area or for any type of use (the types of limitations and rights described in clauses (i) through (iii), “Exclusivity Arrangements”), other than Exclusivity Arrangements that restrict activities in a specific local market (as opposed to broader regional, state or national restrictions) that apply only to Development and Investment Activities.

(d) Except as would not be reasonably likely to have a Company Material Adverse Effect, (i) no default has occurred with respect to any of the SPV Guarantees or, if applicable, any Contracts providing for construction or other loans, such that there would be recourse under such Contracts to the Company or any Company Subsidiary for the Indebtedness or other payment obligation of any other Person other than a Special Purpose Vehicle, and (ii) as of the date of this Agreement, no claim against the Company or any Company Subsidiary other than a Special Purpose Vehicle has been made in writing to the Company by the counterparties thereto under such SPV Guarantees or such Contracts. Except as would not be reasonably likely to have a Company Material Adverse Effect, (x) no default has occurred under any joint venture, limited liability company or partnership Contracts to the extent such Contracts are the governing documents of any Special Purpose Vehicle such that there would be recourse under such Contracts to the Company or any Company Subsidiary other than a Special Purpose Vehicle, and, (y) as of the date of this Agreement, no claim against the Company or any Company Subsidiary other than a Special Purpose Vehicle has been made in writing to the Company by the counterparties to such Contracts under such Contracts.

4.19. Real Estate.

(a) Section 4.19(a) of the Company Disclosure Schedule contains a true and complete list of all of the material leases, ground leases, licenses, tenancies, subleases and all other occupancy agreements in which any Company Subsidiary (other than a Special Purpose Vehicle to the extent such agreement is non-recourse (except for SPV Guarantees) to the Company and the Company Subsidiaries other than any Special Purpose Vehicle) is a tenant or subtenant as of the date hereof (the leased and subleased space or parcel of real property thereunder being, collectively, the “Leased Property”) (the “Leases”). Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company (or the applicable Company Subsidiary) has good and valid title to the leasehold estate in all the Leased Property, free and clear of any Liens against such leasehold estate (other than Permitted Liens), (ii) the Leases (with such term including solely for purposes of clauses (ii) through (v), inclusive, of this Section 4.19(a), all amendments, and modifications, supplements, renewals, extensions and guarantees related thereto) are valid, binding and enforceable against the Company or such Subsidiary in accordance with their terms and in full force and effect, (iii) neither the Company (or the applicable Company Subsidiary), nor to the Knowledge of the Company, any other party to any Lease, is in default under such Lease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the Company (or such Company Subsidiary) under the Leases, (iv) the Company (or the applicable Company Subsidiary) has not assigned, transferred, conveyed, mortgaged, or encumbered any interest in any Leased Property, and (v) the Company (or the applicable Company Subsidiary or to the Company’s Knowledge the applicable other Company Entity) enjoys peaceful and undisturbed possession under the Leases.

(b) Neither the Company nor the Company Subsidiaries (other than the Special Purpose Vehicles) owns any real property or interest in real property (other than leasehold interests).

(c) The Leased Property constitutes all real property necessary to operate the businesses of the Company and its Subsidiaries in all material respects as presently conducted (other than with respect to the Special Purpose Vehicles).

4.20. Environmental. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each Company Subsidiary complies, and at all times has complied, and to the Company’s Knowledge each other Company Entity complies and at all times has complied, with all applicable Environmental Laws, and possess and comply with, and at all times possessed and complied with, all applicable Environmental Permits required under such Laws; (ii) there are no Materials of Environmental Concern or other facts, events, conditions or set of circumstances at or relating to any property or other facility (A) currently or previously owned or leased, by the Company or any Company Subsidiary, (B) currently managed or operated by the Company, any Company Subsidiary other than a Special Purpose Vehicle or (C) currently managed or operated by a Special Purpose Vehicle with respect to which an environmental guarantee has been entered into with respect thereto, in each case that would reasonably be expected to result in liability of the Company or any Company Subsidiary under any applicable Environmental Law; and (iii) neither the Company nor any Company Subsidiary has received or is otherwise aware of any Claim or any written notification alleging that it is liable under any Environmental Law, or any request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or similar Law concerning any release or threatened release of Materials of Environmental Concern at any location; and (iv) none of the Company and the Company Subsidiaries and to the Company’s Knowledge any other Special Purpose Vehicle has contractually assumed any liability under any Environmental Law other than in the conduct of Development and Investment Activities or under services contracts, property management agreements with clients or other contracts entered into in the Ordinary Course of Business.

4.21. Insurance. Section 4.21 of the Company Disclosure Schedule lists all insurance policies involving general errors and omissions, directors and officers coverage or environmental liabilities of the Company or any of its Subsidiaries in effect on the date hereof and true and correct copies of such insurance policies have been made available to Acquiror. As of the date of this Agreement, there is no material claim by the Company or any Company Subsidiary pending under any such insurance as to which coverage has been questioned, denied or disputed by the underwriters of such insurance. All premiums payable under all such insurance have been paid when due and the Company and each Company Subsidiary is in all material respects in full compliance with the terms of such insurance.

4.22. Affiliate Transactions. Except (i) for any expense reimbursements and advances in the Ordinary Course of Business, (ii) for any employment or consulting agreement identified in the Company Disclosure Schedule and any other employment agreement with officers other than executive officers, (iii) for benefits pursuant to a Company Plan, or (iv) for transactions in the Ordinary Course of Business with any Affiliate of a non-employee member of the Company’s Board of Directors, there are no Contracts with more than $250,000 of obligations, commitments or payments remaining as of the date of this Agreement between the Company or any Company Entity, on the one hand, and any (x) executive officer or director of the Company or any Company Subsidiary or any of their immediate family members (including their spouses) or any Person known by the Company to be an Affiliate of such Person, or (y) Person known by the Company to be a beneficial owner of five percent (5%) or more of any class or series of voting securities of the Company.

4.23. Required Vote; Board Approval; State Takeover Statutes.

(a) The only vote required of the holders of any class or series of the Company’s Equity Interests necessary to adopt this Agreement and to approve the Merger and the other transactions contemplated hereby is the approval of a majority of the outstanding Company Shares (the “Company Stockholder Approval”).

(b) On or prior to the date hereof, the Company’s Board of Directors has (i) determined that this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger, are advisable and in the best interests of the Company and the Company Stockholders, (ii) approved and declared advisable this Agreement and approved the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved to recommend to the Company Stockholders that they vote in favor of adopting and approving this Agreement (the action set forth in clause (iii) is referred to as the “Company Recommendation”). Such approval by the Company’s Board of Directors is sufficient to render inapplicable to this Agreement, the Voting Agreements and the Merger and any of such other transactions contemplated hereby or thereby, the restrictions on “business combinations” set forth in Section 203 of the DGCL. No state takeover statute or similar statute or regulation of the states of Delaware or Texas applies or purports to apply to the Merger, this Agreement, the Voting Agreements or any of the transactions contemplated hereby or thereby and no provision of the Organizational Documents of the Company or any Company Subsidiary would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and any Company Subsidiary that may be acquired or controlled by Parent, as a result of the Merger or otherwise.

(c) Except as provided in Section 4.23(b), no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Voting Agreements or any of the transactions contemplated hereby or thereby.

4.24. Information to Be Supplied. The Proxy Statement will not, at the time of the mailing thereof and at the time of the Company Stockholder Meeting and in light of the circumstances in which they are made, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement will comply as to form with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Acquiror in writing specifically for inclusion or incorporation by reference therein.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUIROR

Except as disclosed in the Parent and Acquiror Disclosure Schedule attached hereto, Parent and Acquiror, jointly and severally, represent and warrant to the Company that:

5.1. Corporate Existence and Power. Each of Parent and Acquiror is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all corporate powers and authority required to own, lease and operate its properties and assets and carry on its business as now conducted. Each of Parent and Acquiror is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be qualified has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. True and correct copies of the certificate of incorporation and bylaws of Acquiror, and all amendments, modifications or supplements thereto, have been provided to the Company.

5.2. Corporate Authorization. The execution, delivery and performance by each of Parent and Acquiror of this Agreement and the consummation by each of Parent and Acquiror of the Merger and the other transactions contemplated hereby are within the corporate powers of each of Parent and Acquiror and have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquiror and assuming that this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Acquiror, enforceable in accordance with its terms.

5.3. Governmental Authorization. The execution, delivery and performance by each of Parent and Acquiror of this Agreement and the consummation by Parent and Acquiror of the transactions contemplated hereby will not require any consent, approval, action, order, authorization, or permit of, or registration, declaration or filing with, any Governmental Entity by Parent or Acquiror other than (a) those set forth in clauses (a) through (d) of Section 4.3 and (b) other consents, approvals, actions, orders, authorizations, permits, registrations, declarations and filings which, if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.4. Non-Contravention. The execution, delivery and performance by Parent and Acquiror of this Agreement and the consummation by Parent and Acquiror of the Merger and the other transactions contemplated hereby do not and will not (a) contravene or conflict with the Organizational Documents of Parent or Acquiror, (b) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with any provision of Law, binding upon or applicable to Parent or Acquiror or by which any of their respective properties or assets is bound or affected, (c) constitute a breach or default under (or an event that with notice or lapse of time or both could reasonably become a breach or default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any Contract binding upon, Parent or Acquiror or their respective properties or assets, or (d) result in the creation or imposition of any Lien on any asset of Parent or Acquiror other than, in the case of clauses (b), (c) and (d) taken together, any such items that have not had and would not be reasonably likely to have a Parent Material Adverse Effect.

5.5. Financing. As of the date of this Agreement, Acquiror has received an executed commitment letter dated October 30, 2006 (the “Commitment Letter”) from Credit Suisse and Credit Suisse Securities (USA) LLC (“Lender”), pursuant to which Lender has committed, subject to the terms and conditions set forth therein, to provide to Parent the amount of financing set forth in the Commitment Letter (the “Financing”), to complete the transactions contemplated hereby. A true and complete copy of the Commitment Letter has been previously provided to the Company. Acquiror has fully paid any and all commitment fees or other fees required by such Commitment Letter to be paid as of the date hereof. As of the date hereof, the Commitment Letter is valid and in full force and effect, does not contain any material misrepresentation by Parent (other than those resulting from inaccurate information, if any, provided by the Company) and no event has occurred which (with or without notice, lapse of time or both) would constitute a breach thereunder on the part of Parent or Acquiror. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Commitment Letter. The aggregate proceeds contemplated by the Commitment Letter, together with available cash of Parent and Acquiror, will be sufficient for Acquiror and the Surviving Corporation to pay the aggregate Merger Consideration, the aggregate consideration to be paid to each holder of a Company Option and other awards pursuant to Section 3.5, any repayment or refinancing of debt contemplated in the Commitment Letter and the fees and expenses incurred in connection with the transactions contemplated hereby. The fee letter between Parent and Lender referred to in the Commitment Letter does not contain any conditions precedent or other contingencies related to the funding of the full amount of the Financing or any provisions that could reduce the aggregate amount of the Financing set forth in the Commitment Letter or the aggregate proceeds contemplated by the Commitment Letter. As of the date hereof, none of Parent or Acquiror has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent and Acquiror on the Closing Date.

5.6. Information to Be Supplied. The information supplied or to be supplied by Parent and Acquiror (if any) in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing thereof and at the time of the Company Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.7. Solvency; Surviving Corporation After the Merger. Neither Parent nor Acquiror is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the Merger and the other transactions contemplated hereby, at and immediately after the Effective Time, the Surviving Corporation (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

5.8. Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Services, a wholly-owned subsidiary of Parent, as the sole stockholder of Acquiror is the only vote or consent of the holders of any class or series of capital stock of Parent or Acquiror necessary to approve this Agreement or the Merger or the transactions contemplated hereby and Parent will cause such vote to be obtained on the date of this Agreement.

5.9. Parent SEC Documents.

(a) Parent has filed all forms, reports, filings, registration statements and other documents required to be filed by it with the SEC since December 31, 2004. No Subsidiary of Parent is required to file any form, report, registration statement or prospectus or other document with the SEC pursuant to the Exchange Act.

(b) As of its filing date, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

(c) No Parent SEC Document filed since December 31, 2004 pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Parent SEC Document, as amended or supplemented, if applicable, filed since December 31, 2004 pursuant to the Securities Act contained, as of the date on which the document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Parent SEC Documents were prepared in conformity with GAAP (except as may be indicated in the notes thereto) throughout the periods involved, and each fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the date thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

5.10. Litigation. As of the date of this Agreement, there is no Claim pending, or, to the knowledge of Parent or Acquiror, threatened, against or affecting Parent or Acquiror (“Parent Litigation”) or against any of their respective assets, properties or employees before any arbitrator or Governmental Entity that would reasonably be expected to materially adversely affect the ability of Parent or Acquiror to consummate the Merger, and neither Parent nor Acquiror nor any of their respective properties or assets or, to the Knowledge of Parent or Acquiror, employees is or are subject to any Order that would reasonably be expected to materially adversely affect the ability of the Company or Acquiror to consummate the Merger.

5.11. No Business Conduct; Ownership. Acquiror was incorporated on October 25, 2006. Since its inception, Acquiror has not engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby. Acquiror has not had any operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement. All of the Equity Interests of Acquiror are wholly-owned (directly or indirectly) by Parent.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees as set forth below.

6.1. Company Interim Operations.

(a) Except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed following a written request for such consent), from the date hereof until the Effective Time, the Company shall, and shall cause each Company Subsidiary (other than any Special Purpose Vehicle) to, conduct its business in all material respects in the Ordinary Course of Business, and, subject to the limitations, restrictions and prohibitions contained herein, shall use all reasonable efforts to (x) maintain in effect all material Permits that are required for the Company or such Company Subsidiary (other than any Special Purpose Vehicle) to carry on its business as currently conducted, (y) keep available the services of the key officers, employees and independent contractors set forth on Section 6.1(a)(y) of Parent Disclosure

Schedule, and (z) preserve existing relationships with its material customers, lenders, suppliers and other Persons having material business relationships with it. Without limiting the generality of the foregoing, except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any Company Subsidiary to, directly or indirectly:

(i) amend the Organizational Documents of the Company or any Company Subsidiary other than amendments to the Organizational Documents of Company Subsidiaries in the Ordinary Course of Business in a manner that would not adversely affect the consummation of the Merger, the other transactions contemplated hereby and the Financing;

(ii) (A) split, combine or reclassify any of its Equity Interests or amend the terms of any rights, warrants or options to acquire its securities, (B) except for dividends in the Ordinary Course of Business by a wholly-owned Company Subsidiary, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its Equity Interests or otherwise make any payments to holders of such Equity Interests in their capacities as such, or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any rights, warrants or options to acquire its securities, except in the case of the foregoing clauses (A), (B) and (C), with respect only to Special Purpose Vehicles for any such actions that are in the Ordinary Course of Business;

(iii) except with respect to Special Purpose Vehicles and Development and Investment Activities permitted by Section 6.1(b), to which Section 6.1(b) (and not this Section 6.1(a)(iii)) applies, issue, deliver, sell, exchange, grant, pledge, encumber or transfer or authorize the issuance, delivery, sale, grant, pledge, encumbrance or transfer of, any Equity Interests of the Company or any Company Subsidiary or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any Equity Interests of the Company or any wholly-owned Company Subsidiary, other than the issuance of Company Shares pursuant to the exercise of Company Options granted prior to the date hereof;

(iv) except with respect to Special Purpose Vehicles and Development and Investment Activities permitted by Section 6.1(b), to which Section 6.1(b) (and not this Section 6.1(a)(iv)) applies, acquire, directly or indirectly (whether pursuant to merger, stock or asset purchase, joint venture or otherwise), in one transaction or series of related transactions (A) any Person, any Equity Interests or other securities of any Person, any division or business of any Person or all or substantially all of the assets of any Person or (B) any interest or investment in real property, except in either case to the extent (1) otherwise obligated pursuant to any Contract as of the date hereof, a copy of which has previously been made available to Parent subject to redaction for competitively sensitive information or (2) solely among or between the Company and Company Subsidiaries;

(v) except with respect to Special Purpose Vehicles and Development and Investment Activities permitted by Section 6.1(b), to which Section 6.1(b) (and not this Section 6.1(a)(v)) applies, sell, lease, license, encumber or otherwise dispose of any assets, or rights, other than (A) obsolete equipment and property no longer used in the operation of the business of the Company or the Company Subsidiaries and (B) assets which do not have a value of more than $1,000,000 individually or $10,000,000 in the aggregate;

(vi) except with respect to Special Purpose Vehicles and Development and Investment Activities permitted by Section 6.1(b), to which Section 6.1(b) (and not this Section 6.1(a)(vi)) applies, (A) (1) incur any indebtedness for borrowed money, except borrowings under the terms of the Credit Agreements to fund working capital in the Ordinary Course of Business, (2) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, (3) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any Company Subsidiary and other than advancements to developers or brokers and other commission based Company Employees or Company Independent Contractors in the Ordinary Course of Business or (4) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than obligations of the Company or any Company Subsidiary and the endorsements of negotiable instruments for collection in the Ordinary Course of Business), or (B) enter into or materially amend any Contract to effect any of the transactions prohibited by this Section 6.1a(vi);

(vii) except with respect to Special Purpose Vehicles and Development and Investment Activities permitted by Section 6.1(b), to which Section 6.1(b) (and not this Section 6.1(a)(vii)) applies, (A) enter into any Exclusivity Arrangements that would: (x) be applicable after the Effective Time to Parent or any of its Subsidiaries (excluding, after the Effective Time, the Company or any Company Subsidiary), (y) restrict activities with respect to a geographic location other than restrictions limited in scope to a specific local market (as opposed to broader regional, state or national restrictions), or (z) apply to activities other than Development and Investment Activities of the Company or any Company Subsidiary (other than any Special Purpose Vehicle), (B) enter any Contract that if entered into prior to the date hereof would be a Material Contract pursuant to clauses (ii), (iv), (v), (vi) or (ix) of the definition of Material Contract, (C) other than in the Ordinary Course of Business, enter into any Contract that would be a Material Contract pursuant to clauses (vii), (viii) or (x) of the definition of Material Contract, (D) enter into any Contracts with the Person set forth in Section 6.1(a)(vii)(D) of the Company Disclosure Schedule other than as set forth on such schedule, (E) other than in the Ordinary Course of Business, enter into any Contract that is not a revenue producing Contract that would be included in clause (i) of the definition of Material Contracts but would not otherwise fall within any of clauses (ii) through (x) of the definition of Material Contracts), (F) amend or modify in any material respect or terminate any Material Contract that the Company or such Company Subsidiaries could not otherwise enter into without the prior written consent of Parent, or (G) other than in the Ordinary Course of Business otherwise waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary under any Material Contract;

(viii) except as required by applicable Law or the terms of any Company Plan existing as of the date of this Agreement, (A) unless provided for in the 2006 Budget set forth in Schedule 6.1(i), increase the compensation (including commission rates) or benefits of any present or former director, officer or employee of the Company or any Company Subsidiaries, (B) pay a bonus, whether accrued or unaccrued, to any Company Employee or Company Independent Contractor other than payments pursuant to the Company’s annual cash incentive programs as in effect on the date of this agreement (including the Trammell Crow Company 2006 Annual Principal Bonus Plan) in the Ordinary Course of Business or under other commitments made or contemplated in writing prior to October 20, 2006 (with all implementation of any discretionary elements thereof being made only in the Ordinary Course of Business), (C) grant or alter the terms of, any severance, retention or termination pay or benefit to any Company Employee or Company Independent Contractor other than (x) payment in the Ordinary Course of Business to any Company Employee or Company Independent Contractor whose employment is terminated between the date hereof and the Closing Date, (y) newly hired Company Employees receiving the benefits of the Company’s standard severance plan as in effect on the date of this Agreement and (z) grants of retention pay in accordance with the Trammell Crow Company, Retention Plan or as set forth on Schedule 6.1(a)(viii)(c), (D) establish, adopt, enter into, amend or terminate any Company Plan or any Contract that would be a Company Plan if it were in existence as of the date of this Agreement, (E) grant any equity or equity-based awards (other than the issuance of Company Shares pursuant to the exercise of Company Options granted prior to the date hereof), (F) increase the funding obligation or contribution rate of any Company Plan subject to Title IV of ERISA, (G) allow for the commencement of any new offering periods under any employee stock purchase plans, (H) enter into any employment, consulting, Independent Contractor or similar

Contract, or amend, supplement or modify the terms of any such existing Contracts except as contemplated by the following clause (I), (I) hire, or offer to hire, any new employee or enter into any new employment or Independent Contractor relationship, or agree to enter into any new Independent Contractor relationship (except in the case of this clause (I) (1) non-management employees in the Ordinary Course of Business, (2) to replace departing management employees or independent contractors after the date hereof, provided that the compensation and benefits offered to such replacement do not materially exceed that of the replaced employee or independent contractor, (3) with respect to offers of employment that are outstanding as of the date hereof, and (4) employees or Independent Contractors assigned to outsourcing projects pursuant to outsourcing Contracts or to properties managed by the Company or any of its Subsidiaries in the Ordinary Course of Business), or (J) terminate any Company Employee or Company Independent Contractor unless such termination is in the Ordinary Course of Business;

(ix) other than with respect to Special Purpose Vehicles and Development and Investment Activities permitted by Section 6.1(b) to which this Section 6.1(a)(ix) does not apply and except as set forth in Section 6.1 of the Company Disclosure Schedule and on the 2006 Budget set forth in Section 6.1 of the Company Disclosure Schedule (the “2006 Budget”), authorize or make any single capital expenditure in excess of $2,000,000 or aggregate capital expenditures of the Company and the Company Subsidiaries taken together, in excess of $10,000,000;

(x) change the Company’s methods of accounting in effect at December 31, 2005, except as required by changes in GAAP or by Regulation S-X of the Exchange Act or as otherwise specifically disclosed in the Company SEC Documents filed prior to the date hereof;

(xi) (A) except for the payment of any deductible under an existing insurance policy (or a commercially reasonable substitute for a company engaged in businesses similar to those of the Company and Company Subsidiaries (other than any Special Purpose Vehicle)) with respect to a Claim that is being settled by such insurance company, settle, pay, compromise or discharge, any Claim that (x) requires any payment by the Company and Company Subsidiaries (other than any Special Purpose Vehicle) in excess of $500,000 or (y) involves any restrictions on the conduct of the Company or any Company Subsidiary (other than any Special Purpose Vehicle) or Affiliates’ business or other equitable remedies that materially adversely affect the business of the Company or any Company Subsidiary (other than any Special Purpose Vehicle) or (B) settle, pay, compromise or discharge any Claim against the Company or any Company Subsidiary with respect to or arising out of the transactions contemplated by this Agreement or the Voting Agreements;

(xii) other than in the Ordinary Course of Business and other than with respect to any Special Purpose Vehicle, (A) make or change any material Tax election, (B) enter into any settlement or compromise of any material Tax liability, (C) file any amended Company Return with respect to any material Tax, (D) change any annual Tax accounting period or accounting method, (E) enter into any closing agreement relating to any material Tax or (F) surrender any right to claim a material Tax refund;

(xiii) other than with respect to any Special Purpose Vehicle, create any new business division or otherwise enter into any new line of business;

(xiv) fail to continuously maintain in full force and effect its current insurance or a commercially reasonable substitute for a company engaged in businesses similar to those of the Company and Company Subsidiaries (other than any Special Purpose Vehicle);

(xv) other than with respect to wholly-owned Company Subsidiaries or any Special Purpose Vehicle, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than any Special Purpose Vehicle) (other than this Agreement and the Merger and other transactions contemplated hereby);

(xvi) except as otherwise permitted by Section 6.1(a)(viii) and except for (A) expense reimbursements and advances in the Ordinary Course of Business and (B) transactions in the Ordinary Course of Business with Affiliates of any non-employee member of the Company’s Board of Directors, enter into any Contract with any officer or director of the Company or Company Subsidiaries or any of their immediate family members (including their spouses);

(xvii) enter into any Contract having terms that (A) provide for the making of any payment as a result of the Merger, (B) would result in the occurrence of a material and adverse change in the rights or obligations of the Company or any of the Company Subsidiaries as a result of the Merger or (C) would result in the occurrence of a material change in the rights or obligations of the counterparty thereto as a result of the Merger;

(xviii) effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN or any similar state law, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any Company Subsidiary (other than any Special Purpose Vehicle); and

(xix) authorize, agree or commit, verbally or in writing, to do any of the foregoing.

(b) Except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, the Company shall cause each Special Purpose Vehicle which it controls to, conduct such Special Purpose Vehicle’s business in all material respects in the Ordinary Course of Business. Except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall cause the Company Subsidiaries in the conduct of their Development and Investment Activities to, and shall cause each Special Purpose Vehicle which it controls to:

(i) sell, lease or otherwise dispose of properties only in the Ordinary Course of Business, provided that such sale, lease or other disposition does not provide for recourse to the Company or any Company Subsidiary (other than Project Entities) other than for (x) master lease obligations, (y) obligations that would not reasonably be expected to exceed $5,000,000 in the aggregate for all such dispositions in any 90-day period, or (z) SPV Guarantees;

(ii) engage in any new Development and Investment Activity after the date hereof only in the Ordinary Course of Business;

(iii) from the date hereto through the Closing Date, (A) issue, deliver, sell, exchange, grant, pledge, encumber or transfer or authorize the issuance, delivery, sale, grant, pledge, encumbrance or transfer of, Equity Interests of any Special Purpose Vehicle or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any Equity Interests of such Special Purpose Vehicle, (B) invest capital only in the Ordinary Course of Business, and (C) incur indebtedness for borrowed money, in each case of the foregoing clauses (A), (B) and (C), only in connection with a Development and Investment Activity, provided that

(1) the aggregate amount of (x) capital invested (whether in the form of equity or debt) by the Company and all Company Subsidiaries (excluding Project Entities) in Project Entities (“Capital Investments”) on or after the date of this Agreement plus (without duplication) (y) all legally binding commitments to invest capital (whether in the form of equity or debt) in Development and Investment Activities (“Capital Commitments”) entered into on or after the date of this Agreement by the Company and all Company Subsidiaries (excluding Project Entities) will not exceed the sum of (A) the aggregate amount of all unfunded Capital Commitments by the Company and all Company Subsidiaries (excluding Project Entities) that were outstanding as of October 29, 2006, plus (B) the aggregate amount of cash distributed to the Company and the Company Subsidiaries (excluding Project Entities) on or after the date of this Agreement by Project Entities in respect of promoted interests, incentive fees, development and investment services fees or Capital Investments (whether such Capital Investments are outstanding as of the date of this Agreement or made after the date of this Agreement in accordance with this Section 6.1(b)), net of any fees, employee compensation, taxes or other cash expenses payable by the Company and the Company Subsidiaries in respect of such distributions or the transactions relating thereto, plus (C) $60 million, plus (D) in the event (and only in the event) that the Closing Date does not occur on or prior to April 30, 2007, $30 million;

(2) the Company and the Company Subsidiaries will not acquire any ownership interest in any project or real property constituting Development and Investment Activities other than indirectly through Project Entities. The Company and the Company Subsidiaries’ direct or indirect ownership interest in any project or real property constituting Development and Investment Activities will only be held through one or more Project Entities;

(3) with respect to any individual Development and Investment Project, the maximum amount of Indebtedness or other payment obligation of the Project Entities relating to such project that is guaranteed by, or for which there is otherwise recourse to (in each case other than an SPV Guarantee), the Company and the Company Subsidiaries (other than Project Entities) shall not exceed $10 million;

(4) the maximum amount of Indebtedness or other payment obligation of the Project Entities taken as a whole that is guaranteed by, or for which there is otherwise recourse to (in each case other than SPV Guarantees), the Company and the Company Subsidiaries (other than Project Entities) shall not exceed (A) $59 million in the aggregate at all times on or prior to April 30, 2007 and (B) $71 million in the aggregate at all times after April 30, 2007; and

(5) for any Development and Investment project or investment with respect to which it is proposed that the sum of (i) the Capital Investments and (without duplication) Capital Commitments by the Company and Company Subsidiaries (excluding Project Entities), and (ii) the portion of the Indebtedness or other payment obligation to be guaranteed (other than an SPV Guarantee) by the Company and/or any Company Subsidiaries (other than the Project Entity that owns the Development and Investment Project or such entity’s general partner) exceed $5,000,000, such Development and Investment Activity must be consented to and approved by Messrs. Bob Sulentic, Jim Groch and Chris Kirk prior to the time that the sum of such Capital Investment, Capital Commitment and portion of Indebtedness or other payment obligation so guaranteed exceeds $5,000,000;

(iv) not pay, or contractually commit to any, promote compensation to any employees of the Company or any Company Subsidiary in connection with any Development and Investment Activity if such payment would be inconsistent with the policies of the Company set forth in Section 6.1(b) of the Company Disclosure Schedule unless approved by Bob Sulentic after consultation with Brett White;

(v) not enter into any Exclusivity Arrangements that would: (A) be applicable after the Effective Time to Parent or any of its Subsidiaries (excluding, after the Effective Time, the Company or any Company Subsidiary), or (B) apply to activities other than Development and Investment Activities of the Company or any Company Subsidiary (other than any Special Purpose Vehicle);

(vi) not, other than in the Ordinary Course of Business, enter into any interest rate or currency swaps, caps, floors or option Contracts of the Company or any Company Subsidiary or any other interest rate or currency risk management arrangement or foreign exchange Contracts of the Company or any Company Subsidiary;

(vii) not, other than in the Ordinary Course of Business, enter into any material Contract concerning Company Intellectual Property;

(viii) not enter into any contracts with, or commitments to, Affiliate of the Company, as set forth in Section 4.22 of the Company Disclosure Schedule, or with the Person set forth in Section 6.1(a)(vii)(D) of the Company Disclosure Schedule; or

(ix) amend or modify in any material respect or terminate any Contract that the Company or such Company Subsidiaries could not otherwise enter into without the prior written consent of Parent pursuant to this Section 6.1(b).

(c) Holding, Parent and Acquiror acknowledge and agree that (i) nothing contained in this Agreement shall give Holding, Parent or Acquiror, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time, and (ii) prior to the Effective Time, each of the Company, on the one hand, and Holding, Parent and Acquiror, on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations. To the extent Parent determines there are any Exclusivity Arrangements that purport to restrict Parent and its Subsidiaries (other than the conduct by the Company, Company Subsidiaries and the Special Purpose Vehicles) following the Closing, or that there will be any other inconsistent contractual obligations with respect to any Contracts as a result of the Merger, the Company and Parent will work together in good faith to seek to develop and implement a plan mutually acceptable to both the Company and Parent to reconcile such restrictions or inconsistencies, provided that neither party shall take any action with respect thereto prior to Closing unless mutually agreed upon by both the Company and Parent.

6.2. Stockholder Meeting. The Company shall cause a meeting of its Stockholders (the “Company Stockholder Meeting”) to be duly called and held as promptly as reasonably practicable after receipt of SEC confirmation that the SEC has no further comments to the Proxy Statement for the purpose of obtaining the Company Stockholder Approval. Subject to Section 6.3 hereto (including the right of the Company’s Board of Directors to amend, withdraw, modify, change, condition or qualify the Company Recommendation pursuant to Section 6.3(b)), the Company’s Board of Directors shall recommend adoption by the Company Stockholders of this Agreement and approval by the Company Stockholders of the transactions contemplated hereby, including the Merger, and the Company shall take all other reasonable lawful action to solicit and secure the Company Stockholder Approval. Subject to Section 6.3 hereto (including the right of the Company’s Board of Directors to amend, withdraw, modify, change, condition or qualify the Company Recommendation pursuant to Section 6.3(b)), the Company Recommendation, together with a copy of the opinion referred to in Section 4.16(b), shall be included in the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholder Meeting to the extent necessary (i) to ensure that any supplement or amendment to the Proxy Statement, which is necessary to ensure that the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, is provided to its Stockholders in advance of a vote to obtain the Company Stockholder Approval or (ii) if as of the time for which the Company Stockholder Meeting is originally scheduled there is an insufficient number of Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting.

6.3. Acquisition Proposals; Board Recommendation.

(a) The Company agrees that it shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative (collectively, “Representatives”) of the Company or any Company Subsidiary, directly or indirectly, to (i) solicit, initiate or otherwise knowingly encourage the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to or in connection with, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class or series of the Company’s Equity Interests (provided that the Company shall be permitted to grant waivers or releases under any such agreements solely to permit the counterparty thereto to make an Acquisition Proposal), or (iv) except for the waivers and releases permitted by the foregoing clause (iii) and as otherwise permitted or required pursuant to Sections 6.3(d) and 6.3(e), enter into any agreement with respect to any Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, if the Company receives an unsolicited Acquisition Proposal from a Third Party that constitutes a Superior Proposal or that the Company’s Board of Directors determines in good faith could reasonably be expected to lead to the delivery of a Superior Proposal from that Third Party, prior to obtaining the Company Stockholder Approval, the Company may, subject to compliance with the provisions of this Section 6.3, furnish information, including non-public information, to, and engage in discussions and negotiations with, such Third Party with respect to its Acquisition Proposal and grant a waiver as provided in clause (iii) of the immediately preceding sentence (“Permitted Actions”) if the Board of Directors of the Company concludes in good faith, after consultation with its outside financial advisors and legal advisors, that, as a result of such Acquisition Proposal, the failure to take such Permitted Action would be inconsistent with its fiduciary duties under applicable Law.

(b) Except as permitted by this Section 6.3(b), neither the Board of Directors of the Company nor any committee thereof shall amend, withdraw, modify, change, condition or qualify in any manner adverse to Parent or Acquiror, the Company Recommendation (it being understood and agreed that a “stop, look and listen” communication by the Board of Directors of the Company to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, in connection with the making or amendment of a tender offer or exchange offer by any Person other than the Company or any Company Subsidiary, shall not be deemed to constitute an amendment, withdrawal, modification, change, condition or qualification of the Company Recommendation for all purposes of this Agreement, including Section 6.2 and Section 10.1(d)(ii), this Section 6.3 and Section 10.1(d)). Notwithstanding anything in this Section 6.3 to the contrary, prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may amend, withdraw, modify, change, condition or qualify the Company Recommendation in a manner adverse to Parent or Acquiror, if the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, provided that if and only if such amendment, withdrawal, modification, change, condition or qualification is proposed to be made in response to any Acquisition Proposal then such amendment, withdrawal, modification, change, condition or qualification shall not be made (1) unless such Acquisition Proposal constitutes a Superior Proposal, (2) the Company has complied in all material respects with this Section 6.3, (3) until after the third Business Day following delivery to Parent by the Company of a Notice of Superior Proposal and (4) unless either (x) on or before the expiration of the three (3) Business Day period following the delivery to Parent of the Notice of Superior Proposal referred to in the foregoing clause (3), Parent does not make a Matching Bid in response to such Superior Proposal or (y) following receipt of a Matching Bid within the three (3) Business Day period, the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel and financial advisors and after taking into consideration the Matching Bid, that the Superior Proposal to which the Notice of Superior Proposal relates continues to be a Superior Proposal. Any action pursuant to the terms of this Section 6.3(b) shall not constitute a breach of the Company’s representations, warranties, covenants or agreements contained in this Agreement.

(c) Unless the Company’s Board of Directors has previously withdrawn, or is concurrently therewith withdrawing, the Company Recommendation in accordance with this Section 6.3 and otherwise complies with Section 6.3(d), neither the Company’s Board of Directors nor any committee thereof shall recommend any Acquisition Proposal to the Company Stockholders or, except as otherwise permitted by this Section 6.3, enter into any letter of intent, agreement in principle, merger, acquisition or similar agreement with respect to any Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, including this Section 6.3, nothing shall prevent the Company’s Board of Directors from taking or disclosing a position and complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure required by applicable Law.

(d) Notwithstanding anything in this Section 6.3 to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal that did not result from a breach of this Section 6.3, cause the Company to terminate this Agreement pursuant to Section 10.1(c)(ii) and concurrently with such termination enter into a definitive agreement providing for the transactions contemplated by such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 10.1(c)(ii), and any purported termination pursuant to Section 10.1(c)(ii) shall be void and of no force or effect, unless the Company shall have complied in all material respects with all the provisions of this Section 6.3, including the notification provisions in this Section 6.3(d), and with all applicable requirements of Section 10.2(b)(ii) (including the payment of the Company Termination Fee prior to or on the date of such termination) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 10.1(c)(ii): (A) until after the third Business Day following delivery to Parent of written notice from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal, and identifying the Person making such Superior Proposal (a “Notice of Superior Proposal”) and stating that the Board of Directors of the Company intends to cause the Company to exercise its right to terminate this Agreement pursuant to Section 10.1(c)(ii) (it being understood and agreed that, prior to any termination pursuant to Section 10.2(c)(ii) taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new Notice of Superior Proposal and a new three (3) Business Day period with respect to such Modified Superior Proposal) and (B) unless either (x) on or before the expiration of the three (3) Business Day period following the delivery to Parent of any Notice of Superior Proposal, Parent does not make a good faith written proposal (a “Matching Bid”) in response to such Superior Proposal or (y) following receipt of a Matching Bid within the three (3) Business Day period, the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel and financial advisors and after taking into consideration the Matching Bid, that the Superior Proposal to which the Notice of Superior Proposal relates continues to be a Superior Proposal.

(e) The Company shall notify Parent promptly (but in no event later than the next Business Day) after receipt by the Company of (i) any Acquisition Proposal, (ii) any request for information relating to the Company or any Company Subsidiary in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Company Subsidiary, (iii) any inquiry that would reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal or (iv) any request for a waiver or release under any standstill or similar agreement by any Person that has made, or informs the Board of Directors of the Company or such Company Subsidiary that it is considering making, an Acquisition Proposal; provided, however, that prior to participating in any discussions or negotiations or furnishing any such information, the Company shall receive from such Person an executed confidentiality agreement on terms that are not materially less favorable to the Company than the Confidentiality Agreement, provided that such confidentiality agreement with such Person may contain additional provisions that expressly permit the Company to comply with the provisions of this Section 6.3. The notice shall indicate the material terms and conditions of the proposal or request and the identity of the Person making it and shall include a copy of all written materials provided by or on behalf of such Person in connection with such proposal, request or inquiry, and the Company will promptly (but in no event later than the next Business Day from the receipt thereof) notify Parent and Acquiror of the Company’s receipt of any material modification of or material amendment to any Acquisition Proposal (and the material terms of such modification or amendment) and provide copies of all written materials subsequently provided to, by or on behalf of such Person in connection with such proposal, request or inquiry; provided, however, that without limiting what changes may be material, any change in the form, amount, timing or other aspects of the consideration to be paid with respect to the Acquisition Proposal shall be deemed to be a material modification or a material amendment. The Company shall keep Parent informed in all material respects, on a reasonably current basis, of the status of any negotiations, discussions and documents with respect to such Acquisition Proposal, request or inquiry.

(f) The Company shall immediately cease, and shall cause any Person acting on its behalf to cease, and cause to be terminated any existing discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal and shall request any such Third Parties in possession of confidential information about the Company or any Company Subsidiary that was furnished by or on behalf of the Company or any such Subsidiary to return or destroy all such information in the possession of such Third Party or the agent or advisor of such Third Party.

6.4. Termination of Credit Agreements. On or prior to the second Business Day prior to the Closing Date, the Company shall use its reasonable efforts to deliver to Parent copies of payoff letters (subject to delivery of funds as arranged by Parent and Acquiror), in reasonable form, from the administration agents under the Credit Agreements and shall use its commercially reasonable efforts to make arrangements for the release of all mortgages, liens and other security over the Company’s and the Company Subsidiaries’ properties and assets securing such obligations (subject to delivery of funds as arranged by Parent and Acquiror, if necessary).

6.5. Resignation of Directors. Prior to the Effective Time, the Company shall deliver to Acquiror evidence satisfactory to Acquiror of the resignation of all directors of the Company effective at the Effective Time.

6.6. Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary to cause dispositions of Equity Interests of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempted under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

ARTICLE 7

COVENANTS OF PARENT AND ACQUIROR

Each of Parent and Acquiror agrees as set forth below.

7.1. Director and Officer Liability.

(a) Parent, Acquiror and the Surviving Corporation agree that the Surviving Corporation shall adopt on or prior to the Effective Time, in its certificate of incorporation and by-laws, the same indemnification, limitation of or exculpation from liability and expense advancement provisions as those set forth in the Company’s certificate of incorporation and by-laws, in each case as of the date of this Agreement, and that such provisions shall not be amended, repealed, revoked or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company or any Company Subsidiary or are otherwise entitled to the benefit of such provisions, unless such modification is required after the Effective Time by applicable Law.

(b) Without limiting any additional rights that any Indemnified Party (as defined below) may have pursuant to any employment agreement, indemnification agreement or otherwise, to the fullest extent permitted under applicable Law, commencing at the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless, each present (as of immediately prior to the Effective Time) and former director, officer or employee of the Company and each Company Subsidiary and their respective estates, heirs, personal representatives, successors and assigns (collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ and other professionals’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Claim (whether asserted prior to, at or after the Effective Time) arising out of or pertaining to any action or inaction in their capacity as director or officer of the Company or any Company Subsidiary or their serving at the request of the Company or any Company Subsidiary as a director, officer, employee, agent, trustee, shareholder, partner or fiduciary of another Person, pension or other employee benefit plan or enterprise in each case occurring on or before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any Claim, (i) Parent and the Surviving Corporation shall, jointly and severally, (x) periodically advance reasonable fees and expenses (including attorneys’ and other professionals’ fees and expenses) with respect to the foregoing and pay the reasonable fees and expenses of counsel selected by each Indemnified Party, promptly after statements therefor are received, provided that the Indemnified Party to whom fees and expenses are advanced or for which fees and expenses of counsel are paid provides an undertaking to repay such advances and payments if it is ultimately determined that such Indemnified Party is not entitled to indemnification, and (y) vigorously assist each Indemnified Party in such defense, and (ii) subject to the terms of this Section 7.1, Parent and the Surviving Corporation shall cooperate in the defense of any matter. If any Claim is commenced as to which an Indemnified Party desires to receive indemnification, such Indemnified Party shall notify the Surviving Corporation with reasonable promptness; provided, however, that failure to give reasonably prompt notice to the Surviving Corporation shall not affect the indemnification obligations of Parent and the Surviving Corporation hereunder except to the extent that the failure to so notify has actually and materially prejudiced Parent and the Surviving Corporation in such Claim. The Indemnified Party shall have the right to retain counsel of such Indemnified Party’s own choice to represent such Person; and such counsel shall, to the extent consistent with its professional responsibilities, reasonably cooperate with the Surviving Corporation and any counsel designated by the Surviving Corporation. Parent and the Surviving Corporation shall be liable only for any settlement of any Claim against an Indemnified Party made with Parent or Surviving Corporation’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Parent and the Surviving Corporation shall not, without the prior written consent of an Indemnified Party, settle or compromise any Claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to such Indemnified Party of an unconditional release from all liability and obligations (civil or criminal or monetary or otherwise) in respect of such Claim.

(c) Parent agrees that the Company will cause to be put in place immediately prior to the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope no more favorable than the Company’s existing policies as in effect as of the date hereof with respect to matters existing or occurring at or prior to the Effective Time.

(d) All rights to indemnification and/or advancement of expenses contained in any agreement with any Indemnified Parties as in effect on the date hereof with respect to matters occurring on or prior to the Effective Time (including the transactions contemplated hereby) shall survive the Merger and continue in full force and effect. Parent and the Surviving Corporation shall indemnify any Indemnified Party against all reasonable costs and expenses (including attorneys’ and other professionals’ fees and expenses), such amount to be payable in advance upon request as provided in Section 7.1(b), relating to the enforcement of such Indemnified Party’s rights under this Section 7.1 or under any charter, bylaw or agreement regardless of whether such Indemnified Party is ultimately determined to be entitled to indemnification hereunder or thereunder, provided that such Indemnified Party provides an undertaking to repay any advances of costs and expenses if it is ultimately determined that such Indemnified Party is not entitled to indemnification hereunder or thereunder.

(e) This Section 7.1 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their successors and assigns and the covenants and agreements contained herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(f) If Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent not assumed by operation of law, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.1 and all rights to indemnification and/or advancement of expenses contained in any agreement with any Indemnified Parties as in effect on the date hereof with respect to matters occurring on or prior to the Effective Time (including the transactions contemplated hereby). The provisions of this Section 7.1 are intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Surviving Corporation, and his or her or its heirs and representatives.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to or in substitution for any such claims under such policies.

7.2. Employee Benefits.

(a) Except as otherwise provided in this Section 7.2, for a period of one (1) year after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide to individuals who are employees of the Company and each Company Subsidiary immediately prior to the Effective Time and who subsequently become employees of the Surviving Corporation (the “Continuing Employees”), with employee benefits (excluding equity based benefits or awards and any defined benefit retirement plan benefits) that, in the aggregate, are comparable to the employee benefits provided by Parent and its Subsidiaries to similarly situated employees of Parent or its Subsidiaries immediately prior to the Effective Time.

(b) Parent and the Surviving Corporation will cause the employee benefit plans that such Continuing Employees are or become eligible to participate in to take into account for purposes of eligibility and vesting thereunder service by such employees with the Company or any Subsidiary as if such service were with the Surviving Corporation or any of its Subsidiaries, as the case may be, to the same extent that such service was credited under any analogous Company Plan immediately prior to the Effective Time. Following the Effective Time, Continuing Employees will retain credit for unused vacation and sick days which were accrued with the Company or a Subsidiary as of the Effective Time. In addition, if the Effective Time falls within an annual period of coverage under any group health plan of the Surviving Corporation or any of its Subsidiaries, each Continuing Employee shall be given credit for covered expenses paid by that employee under comparable Company Plans during the applicable coverage period through the Effective Time toward satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of the Surviving Corporation and its Subsidiaries. Except as otherwise provided in this Section 7.2, nothing herein shall limit the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to amend or terminate any of the Company Plans in accordance with their terms at any time.

(c) Parent agrees to adopt as binding and enforceable policies and continue after the Effective Time, and to cause the Surviving Corporation to continue, the Trammell Crow Company 2006 Annual Principal Bonus Plan, Trammell Crow Company Severance Pay Policy and Trammell Crow Company

Retention Plan (the “2006 Plans”), in each case as adopted by the Board of Directors of the Company prior to the Effective Time and in the form set forth on, or with respect to the Trammell Crow Company Retention Plan in accordance with the term sheet set forth on, Section 7.2(c) of the Company Disclosure Schedule, with respect to Continuing Employees until (i) the payment of all amounts due and payable under the Trammell Crow Company Retention Plan and with respect to calendar year 2006 in the case of the Trammell Crow Company 2006 Annual Principal Bonus Plan and (ii) the one-year anniversary of the Closing Date in the case of the Trammell Crow Company Severance Pay Policy.

(d) Effective as of the day immediately preceding the Effective Date, the Company shall take all corporate actions necessary to effectuate the termination of the Trammell Crow Company Retirement Savings Plan (the “Company 401(k) Plan”), subject to and conditioned upon the occurrence of the Effective Time, unless Parent provides notice to the Company at least 15 days prior to the Effective Time that the Company 401(k) Plan shall not be terminated. The Parent shall receive from the Company evidence that action to effectuate the termination of the Company 401(k) Plan has been taken pursuant to a resolution of the Company’s Board of Directors (the form and substance of such resolution shall be subject to review and approval of the Parent, which approval shall not be unreasonably withheld).

(e) The provisions of this Section 7.2 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Company Employees or Company Independent Contractors), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided in this Section 7.2) under any provision of this Agreement. Notwithstanding the foregoing, the provisions of this Section 7.2(e) shall in no way limit any legal or equitable or other rights or remedies of any person (including for the avoidance of doubt any Company Employees or Company Independent Contractors) under the 2006 Plans or under any other Contract or communications between such person and any of the Company, Parent or the Surviving Corporation.

7.3. Transfer Taxes. The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding all state, local and foreign real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or similar Taxes (“Transfer Taxes”) which become payable in connection with the transactions contemplated by this Agreement that are required to be filed on or before the Effective Time. All Transfer Taxes (including any interest or penalties with respect thereto) attributable to the Merger shall be timely paid by Parent, Acquiror or the Surviving Corporation and expressly shall not be a liability of the holder of any Company Shares.

7.4. Debt Tender Offer or Redemption.

(a) No later than seven (7) days after the date of this Agreement, Parent shall cause CB Richard Ellis Services, Inc. (“Services”) to launch a tender offer and Consent Solicitation (the “Debt Tender Offer”) for all of the outstanding 9-3/4% Senior Notes due May 15, 2010 of Services (the “Notes”) on the terms set forth on Schedule 7.4. Promptly upon the receipt of the Requested Consents with respect to the Indenture, Parent will cause Services to enter into a supplemental indenture or supplemental indentures reflecting the amendments to such indentures approved by such Requested Consent and Parent will use all reasonable efforts to cause the relevant indenture trustee to promptly enter into such supplemental indenture or supplemental indentures; provided, that the amendments contained in such supplemental indentures shall become operative upon the acceptance of the Notes tendered in the Debt Tender Offer. The closing of any Debt Tender Offer shall not be conditioned on the occurrence of the Closing, and Parent shall use, and shall cause Services to use, all reasonable efforts to cause the Debt Tender Offer to close on or prior to the Closing Date. Upon the closing of the Debt Tender Offer in accordance with the terms of the Debt Tender Offer, Parent will cause Services to accept for purchase and purchase the Notes tendered in the Debt Tender Offer (the “Tendered Notes”) and purchase all of the Tendered Notes, including payment of any applicable premiums, and all related fees and expenses.

For purposes of this Agreement, “Consent Solicitation” means a solicitation of the Requested Consents from the holders of the Notes; and “Requested Consents” means the consents of holders of a majority in principal amount of the Notes to the amendments to the Indenture and the Notes described in Section 7.4 of the Parent Disclosure Schedule or in the applicable Consent Solicitation materials, as the case may be.

(b) In the event that the Requested Consents shall not have been obtained by Services on or prior to March 16, 2007, Parent shall promptly thereafter deliver, or cause to be delivered, to the holders of the Notes a notice of redemption for all of the outstanding Notes and take, or cause to be taken, all other actions reasonably necessary to cause the redemption of the Notes pursuant to the Indenture, dated as of May 22, 2003, between Services and U.S. Bank National Association (as amended, the “Indenture”) and, as of March 16, 2007, the satisfaction and discharge of the Indenture and the Notes.

7.5. Parent Board of Directors. Subject to applicable Law and the rules of the New York Stock Exchange, Parent shall cause its Board of Directors to include (either pursuant to newly-created directorships and/or vacancies, as determined by Parent in its sole discretion) the following individuals (each such individual in clause (a) to be selected by Parent in its discretion, subject to the consent of such individual to serve as a member of the Board of Directors of Parent and subject as to any individual described in clause (a) or (b) to the satisfaction of Parent’s corporate governance guidelines as in effect as of the date of this Agreement): (a) two members of the Board of Directors of the Company immediately prior to the Effective Time who will qualify as “independent” (as defined by Section 303A.02 of the New York Stock Exchange Listed Company Manual and Section 10A of the Exchange Act (or any successor provisions)) members of the Board of Directors of Parent, which appointment to the Board of Directors of Parent shall become effective at or promptly after the Effective Time, and (b) the chief executive officer of the Company immediately prior to the Effective Time, which appointment of the chief executive officer of the Company to the Board of Directors of Parent shall become effective on the Closing Date.

ARTICLE 8

COVENANTS OF PARENT ACQUIROR AND THE COMPANY

The parties hereto agree as set forth below.

8.1. Efforts. Subject to Section 8.2 and the other terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that in no event shall any Party or its Subsidiaries be required to pay, and without Parent’s prior consent the Company and the Company Subsidiaries shall not pay, prior to the Effective Time any fee, penalties or other consideration to any Third Party to obtain any consent or approval required for the consummation of the Merger under any Contract.

8.2. Governmental Approvals.

(a) Except for the filings and notifications made pursuant to applicable Antitrust Laws, to which Sections 8.2(b), (c), (d), (e), (f), (g), (h) and (i), and not this Section 8.2(a), shall apply, within ten (10) Business Days after the date hereof, each of Parent, Acquiror and the Company shall, and shall cause its Subsidiaries to prepare and file with the appropriate Governmental Entities such authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in respect of the Permits set forth on Schedule 8.2(a) and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

(b) On or before November 6, 2006, or any shorter period as required by applicable Antitrust Laws, each of Parent and the Company shall file, or cause to be filed by their respective “ultimate parent entities”, any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice under the HSR Act (the “Antitrust Division”) with respect to the transactions contemplated by this Agreement and thereafter shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.

(c) Upon and subject to the terms of this Section 8.2, Parent and the Company shall, and shall cause their respective Subsidiaries to: (i) use all of their respective reasonable efforts to obtain prompt termination of any waiting period under the HSR Act and prompt termination of any other requisite waiting period under any applicable Law; (ii) reasonably cooperate and consult with each other in connection with the making of all filings, notifications and any other material actions pursuant to this Section 8.2, including subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Subsidiaries to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that (A) materials may be redacted before being provided to the other party (x) to remove (1) references concerning the valuation of Parent, the Company, or any of their Subsidiaries, (2) independent broker production information and (3) individual customer pricing information, (y) as necessary to comply with contractual arrangements, and (z) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns, and (B) copies of documents filed by a party hereto pursuant to Item 4(c) of the Notification and Report Form filed with the FTC and the Antitrust Division pursuant to Section 8.2(b) shall not be required to be provided to any other party hereto; (iii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Entity; and (iv) promptly inform the other party of any communications with, and inquiries or requests for information from, such Governmental Entities in connection with the transactions contemplated by this Agreement. Materials included in Sections 8.2(a) and 8.2(b) above will be provided to outside counsel pursuant to a joint defense agreement (the “Joint Defense Agreement”) so long as the producing party has the legal right to provide such materials to outside counsel for the other party pursuant to a Joint Defense Agreement.

(d) If any objections are asserted by any Governmental Entity with respect to the transactions contemplated hereby, or if any action is instituted by any Governmental Entity challenging any of the transactions contemplated hereby as violative of any applicable Antitrust Law or an Order is issued enjoining the Merger under any applicable Antitrust Law, Parent and Acquiror shall, subject to the provisions of this Section 8.2, use all reasonable efforts to resolve any such objections or challenge as such Governmental Entity may have to such transactions under such Law or to have such Order vacated, reversed or otherwise removed in accordance with applicable legal procedures with the goal of enabling the transactions contemplated by this Agreement to be consummated by the End Date, including subject to Section 8.2(e), an agreement to (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or its Subsidiaries; (ii) terminate existing relationships and contractual rights and obligations of the Company or its Subsidiaries; (iii) terminate any relevant venture or other arrangement of the Company; or (iv) effectuate any other change or restructuring of the Company (and to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the FTC, the Antitrust Division or other Governmental Entity), and the Company shall use all reasonable efforts to assist Parent and Acquiror in effectuating the foregoing; provided, however, that (A) the Company shall not take any of the foregoing actions without the prior written consent of Parent, and (B) Parent shall not take any of the foregoing actions without the prior written consent of the Company if such actions would bind the Company to take any action (including paying money or entering into any other obligation) irrespective of whether the Closing occurs. Parent, Acquiror and the Company and their respective Subsidiaries shall, subject to the provisions of this Section 8.2, use all their respective reasonable efforts to seek to lift, reverse or remove any temporary restraining order, preliminary or permanent injunction or other Order or decree that would otherwise give rise to a failure of any Antitrust Conditions.

(e) Notwithstanding anything to the contrary contained in this Agreement, (i) Parent and Acquiror will not be obligated to agree to take any action, or accept any conditions, restrictions, obligations or requirements with respect to Parent and its Subsidiaries (as constituted without giving effect to the Merger) and (ii) Parent and Acquiror shall not be obligated to agree, and neither the Company nor any Subsidiary shall agree without Parent’s prior written consent, to take any action or accept any conditions, restrictions, obligations or requirements with respect to the Company and its Subsidiaries if such actions, conditions, restrictions, obligations or requirements would have, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or would result in the sale, divestiture, other disposition or loss of twenty-five percent (25%) or more of the consolidated revenue of any one or more of the following businesses of the Company: Property Management, Facilities Management, or Project Management (and whether any such disposition would, individually or in the aggregate with other dispositions in such line of business, result in a loss of twenty-percent (25%) or more of the consolidated revenue of such line of business shall be determined on a pro forma basis by utilizing the consolidated results of operations of the Company for the year ending 2006 and assuming that the disposition occurred on January 1, 2006).

(f) Parent will determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated hereby, and, subject to the other provisions of this Section 8.2 (including Section 8.2(e)), the Company and its Subsidiaries will take such lawful actions as reasonably requested by Parent in connection with obtaining such consents, approvals or waivers. Notwithstanding Parent’s rights to lead all proceedings as provided in the prior sentence, Parent shall not require the Company to, and the Company shall not be required to, take any action with respect to satisfying the Antitrust Conditions which would bind the Company or its Subsidiaries irrespective of whether the Closing occurs.

(g) In furtherance and not in limitation of the other covenants of the parties contained in this Section 8.2, each party agrees to cooperate and use all reasonable efforts to assist in any defense by any other party hereto of the transactions contemplated by this Agreement before any Governmental Entity reviewing the transactions contemplated by this Agreement, including by providing (as promptly as practicable) such information as may be requested by such Governmental Entity or such assistance as may be reasonably requested by the other party hereto in such defense.

(h) As used herein, “Antitrust Conditions” means any of the conditions set forth in Section 9.1(b) and Section 9.1(c) (but solely, in the case of Section 9.1(c), to the extent the order, injunction, judgment or decree referred to in such Section is issued or brought under applicable Antitrust Laws).

(i) From the date of this Agreement through the date of termination of the required waiting period under the HSR Act, the Company, Parent and Acquiror and their respective Subsidiaries shall not take any action that would reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the applicable waiting period under the HSR Act or any other applicable Antitrust Law.

8.3. Proxy Statement. As soon as practicable and in any event no later than ten (10) days after execution of this Agreement, the Company shall prepare the preliminary Proxy Statement and file the preliminary Proxy Statement with the SEC under the Exchange Act. The Company shall use all reasonable efforts to have the preliminary Proxy Statement cleared by the SEC. Parent, Acquiror and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify

Acquiror of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. Parent shall promptly provide the Company with such information regarding Parent and its Subsidiaries as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any other documents filed with the SEC or mailed to the Company Stockholders prior to their being filed with, or sent to, the SEC or mailed to the Company Stockholders and shall give Parent and its counsel a reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement and any other documents filed with, or sent to, the SEC or mailed to the Company Stockholders and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC or mailed to Company Stockholders. Each of the Company, Parent and Acquiror agrees to use all reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to the Stockholders of record, as of the record date established by the Board of Directors of the Company. Each of the Company, Parent and Acquiror promptly shall correct any information provided (or omitted) by it and used in the Proxy Statement that shall have become false or misleading in any material respect to ensure that the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and the Company shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the Company Stockholders, in each case to the extent required by applicable Law.

8.4. Public Announcements. The parties shall cooperate with each other in the development and distribution of, and consult with each other before issuing, any press release or making any public statement or announcement with respect to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby and shall not issue any such press release or make any such public statement or announcement without the prior consent of the other parties (which shall not be unreasonably withheld or delayed), except as may be required by applicable Law or any listing agreement with any national securities exchange.

8.5. Access to Information; Notification of Certain Matters.

(a) From the date hereof until the Effective Time and subject to applicable Law, the Company and each Company Subsidiary shall, upon reasonable advance notice, (i) give Parent and Acquiror and their counsel, financial advisors, financing sources, auditors and other authorized representatives reasonable access (in accordance with such procedures as are mutually agreed to between Parent and the Company prior to any such access) to its offices, properties, books and records; (ii) furnish or make available to Parent and Acquiror and their counsel, financial advisors, financing sources, auditors and other authorized representatives any financial and operating data and other material information in the possession of the Company or any Company Subsidiary as those Persons may reasonably request; and (iii) instruct its employees, counsel, financial advisors, financing sources, auditors and other authorized representatives to cooperate with the reasonable requests of Parent and Acquiror and their counsel, financial advisors, auditors and other authorized representatives, in the case of clauses (i), (ii) and (iii), for the purpose of familiarizing itself with the Company and each of its Subsidiaries in anticipation of or reasonably related to the consummation of the transactions contemplated by this Agreement, including the integration of the Company, the Company Subsidiaries, the Minority Investments and the Special Purposes Vehicles and their respective businesses, operations, assets and properties with those of Parent and Acquiror. Any access pursuant to this Section 8.5 shall be conducted in a manner which will not interfere unreasonably with the conduct of the business of the Company and its Subsidiaries and shall be in accordance with this Section 8.5(a) and any other existing agreements or obligations binding on the Company or any of its Subsidiaries. Unless otherwise required by Law or as otherwise provided in this Agreement, each of Parent and Acquiror will hold, and will cause its respective officers, employees, counsel, financial advisors, financing sources, auditors and other authorized representatives to hold any nonpublic information obtained in any investigation in confidence in accordance with, and agrees to be bound by, the terms of the Confidentiality Agreement. No investigations pursuant to this Section 8.5(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto. From the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, provide Parent and Acquiror with reasonable access, upon reasonable prior notice to Chris Kirk, the General Counsel of the Company or any Person designated by him to receive such notices, to employees and consultants of the Company and its Subsidiaries for the purpose of enabling Parent and Acquiror to meet with and make offers of employment or service to one or more of said individuals and to discuss integration and other transition matters with respect to the transactions contemplated hereby; provided, however that the Company shall have the right to have a representative attend each such meeting. Notwithstanding the foregoing provisions of this Section 8.5(a), the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent. Acquiror or any of their respective representatives to the extent that (A) such information is of a competitively sensitive nature, subject to an attorney/client or attorney work product privilege or (B) such access or the furnishing of such information is prohibited by law or an existing Contract. Notwithstanding the foregoing provisions of this Section 8.5(a), Parent and Acquiror shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability. In addition, except as otherwise expressly permitted pursuant to this Section 8.5(a), Parent and Acquiror shall not contact any personnel of the Company or its Subsidiaries regarding or in connection with the transactions contemplated by this Agreement without the express prior consent of Trammell Crow Company’s general counsel or such other person as has been designated by him in writing. Each of Parent and Acquiror agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 8.5(a) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement or the conduct of the business of the Company, Company Subsidiaries, Special Purpose Vehicles and Company Minority Investments after the Effective Time, including the integration of the Company, the Company Subsidiaries, the Minority Investments and the Special Purposes Vehicles and their respective businesses, operations, assets and properties with those of Parent and Acquiror.

(b) The Company shall give prompt notice to Parent and Acquiror, and Parent and Acquiror shall give prompt notice to the Company, of (i) any representation or warranty of such party contained in this Agreement that has become untrue or inaccurate such that the conditions set forth in Article 9 would not be satisfied; (ii) any failure of the Company or Parent and Acquiror, as the case may be, to comply with or satisfy, any covenant or agreement contained in this Agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Article 9 would not be satisfied; (iii) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement; and (iv) the occurrence of any event, development or circumstance which has had or would be reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; provided, however, that the delivery of any notice pursuant to this Section 8.5(b) shall not limit or otherwise affect (x) the representations, warranties, covenants or agreements of the parties hereto or (y) the remedies available hereunder to the party giving or receiving such notice.

8.6. Disposition of Litigation. The Company will consult with Parent with respect to any action by any Third Party to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement or any Voting Agreement and, subject to Section 6.3, will use all reasonable efforts to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement or any Voting Agreement. Parent may participate in (but not control) the defense of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement or any Voting Agreement at Parent’s sole cost and expense. In addition, subject to Section 6.3, the Company will not voluntarily cooperate with any Third Party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement or any Voting Agreement and will reasonably cooperate with Parent to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement or any Voting Agreement.

8.7. Confidentiality Agreements. The parties acknowledge that the Company and the Parent entered into the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (a) the Effective Time or (b) the expiration of the Confidentiality Agreement according to its terms. Subject to Section 6.3 hereto, without the prior written consent of Parent, neither the Company nor any Company Subsidiary will waive or fail to enforce any provision of any confidentiality or similar agreement which the Company or any Company Subsidiary has entered into in connection with any completed or proposed business combination relating to the Company or such Company Subsidiary.

8.8. Financing Arrangements.

(a) Parent and Acquiror shall use all reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Commitment Letter, including using all reasonable efforts to (i) satisfy on a timely basis all conditions applicable to Parent and Acquiror to obtaining the Financing set forth therein, (ii) prior to the last day of the Marketing Period, negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter (including any related flex provisions) or on other terms in the aggregate not materially less favorable to Parent and in no event less favorable as to pricing and other economic terms (as determined in the good faith reasonable judgment of Parent), (iii) timely prepare the necessary offering circulars, private placement memoranda, or other offering documents or marketing materials with respect to the Financing, (iv) commence the syndication activities contemplated by the Commitment Letter within seven (7) days following the Initiation Date and (v) consummate the Financing at or prior to Closing. Parent shall give the Company prompt notice (A) of any material breach by any party of the Commitment Letter of which Parent or Acquiror becomes aware, (B) if and when Parent or Acquiror becomes aware that any portion of the financing contemplated by the Commitment Letter will not be available to consummate the transactions contemplated by this Agreement and (C) of any termination of the Commitment Letter. Parent and Acquiror shall keep the Company informed on a reasonably current basis in reasonable detail of the status of their efforts to arrange the Financing or Alternative Financing and provide to the Company copies of executed copies of the definitive documents related to the Financing or Alternative Financing (excluding any fee letters, engagement letters or other agreements that are confidential by their terms). If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent and Acquiror shall use all reasonable efforts to arrange to obtain alternative financing, including from alternative sources, on terms not materially less favorable to Parent in the aggregate and in no event less favorable as to pricing and other economic terms (as determined in the good faith reasonable judgment of Parent) than the Financing contemplated by the Commitment Letter (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the foregoing clauses (i) through (v) shall be applicable to the Alternative Financing. Parent and Acquiror shall (1) comply in all material respects with the Commitment Letter, (2) enforce in all material respects their rights under the Commitment Letter and (3) not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter or the fee letter referred to in the Commitment Letter without the prior written consent of the Company. Parent and Acquiror shall provide notice to the Company promptly upon receiving the Financing or, if applicable, the Alternative Financing.

(b) The Company agrees to provide, and shall cause the Company Subsidiaries and its and their Representatives to provide, all reasonable cooperation (including with respect to timeliness) in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), including (i) participation in meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent to consummate the Financing, including all financial statements and financial data with respect to the Company and the Company Subsidiaries required to satisfy conditions 3. and 4. set forth in Annex II of the Commitment Letter (the “Required Financial Information”), (iii) reasonably assisting Parent and its financing sources in the preparation of (A) offering documents, business projections, pro forma financial information, private placement memoranda, bank information, memoranda, prospectuses and similar documents for any portion of the Financing or Alternative Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any portion of the Financing, (v) taking all action reasonably requested by Parent so that effective as of the Effective Time (A) the board of directors of each Company Subsidiary that will become a guarantor under Parent’s credit facilities consists of one or more employees of Parent or its Subsidiaries and (B) one or more employees of Parent or its Subsidiaries is appointed as an officer of such Company Subsidiary, (vi) reasonably cooperating with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Financing, including using all reasonable efforts to remedy any corporate conditions which may impede the delivery of any required legal opinion, (vii) using all reasonable efforts to obtain surveys and title insurance as reasonably requested by Parent, (viii) authorizing the independent auditor of the Company to provide its opinion and consents with respect to the financial statements included in the Required Financial Information, and (ix) providing monthly and quarterly unaudited financial statements (excluding footnotes) within the timeframe, and solely to the extent that the Company prepares such financial statements for the Company’s Board of Directors, provided that (A) none of the Company or any Company Subsidiary shall be required to incur any liability in connection with the Financing or Alternative Financing prior to the Effective Time, (B) the pre-Closing Board of Directors of the Company and the pre-Closing directors, managers and general partners of Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing or Alternative Financing is obtained, (C) none of the Company or any Company Subsidiary shall be required to execute prior to the Effective Time any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing or Alternative Financing, (D) except as expressly provided above, none of the Company or any Company Subsidiary shall be required to take any corporate actions prior to the Effective Time to permit the consummation of the Financing on the Alternative Financing and (E) Parent and Acquiror shall jointly and severally indemnify, defend and hold harmless the pre-Closing directors and officers of the Company and the Company Subsidiaries from and against any liability or obligation to providers of the Financing or Alternative Financing in connection with the Financing or Alternative Financing. Except for the representations and warranties of the Company set forth in Article 4 of this Agreement, the Company shall not have any liability to Parent or Acquiror in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 8.8. If this Agreement is terminated prior to the Effective Time, Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with such cooperation. The Company agrees that the consolidated balance sheets, statements of income and cash flows and all other financial statements of the Company and its Subsidiaries included in the Required Financial Information will be prepared in accordance with GAAP consistently applied throughout the periods involved and will each fairly present, in all material respects, the financial condition and results of operations and cash flows and statements of stockholders equity of such entities in accordance with

GAAP as of and for the periods presented therein (subject to normal year-end adjustments in the case of unaudited interim financial statements and also subject to the absence of notes to the financial statements that may be required by GAAP and subject to the Company’s ability to obtain financial information from Savills plc. If the Company is unable to account for its investment in Savills plc utilizing the equity method of accounting because of the Company’s inability to obtain adequate financial information from Savills plc to so account for such investment, then the parties agree that for purposes of this Section 8.8(b) and Section 4.8 the failure to do so in the Company’s financial statements shall not be deemed to render such financial statements inconsistent, or noncompliant, with GAAP. The parties hereto acknowledge and agree that the provision of separate financial statements or other separate financial data regarding Savills plc shall not be required in order for the Company to comply with its obligations pursuant to this Section 8.8(b) or for Parent and Acquiror to satisfy conditions 3. and 4. set forth in Annex II of the Commitment Letter.

(c) Parent, Acquiror and the Company shall reasonably cooperate with each other such that the Company has reasonable time and opportunity to publicly announce the financial condition and results of operations of the Company and its consolidated Subsidiaries that are reflected in the financial information, including the Required Financial Information, prior to or contemporaneously with the delivery of such financial information to Parent’s and Acquiror’s financing sources, including Lender, in connection with the Financing or Alternative Financing.

8.9. Investigation and Agreement by Parent and Acquiror; No Other Representations or Warranties.

(a) Parent and Acquiror acknowledge and agree that they have made their own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations, and Parent and Acquiror have requested such documents and information from the Company as each such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each of Parent and Acquiror acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from the Company with respect to any matter such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with Parent’s and Acquiror’s investigation of the Company and its Subsidiaries and their businesses and operations, Parent and Acquiror and their representatives have received from the Company or its representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Each of Parent and Acquiror acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that Parent and Acquiror are fully responsible for making their own evaluation of the Company including as to the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives, and that the Company does not make any representations regarding such estimates, projections, forecasts, plans and budgets except as provided in Article 4. Notwithstanding the foregoing or any other provisions of this Agreement, no information or knowledge obtained in any investigation conducted by Parent or Acquiror or provided to Parent or Acquiror shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

(b) Each of Parent and Acquiror agrees that, except for the representations and warranties made by the Company that are expressly set forth in Article 4 of this Agreement, the Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby. Except as expressly set forth herein, no Person has been authorized by the Company to make any representation or warranty relating to the Company or any Company Subsidiary or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company. Without limiting the generality of the foregoing, each of Parent and Acquiror agrees that, except as provided in Article 4, neither the Company, any holder of Equity

Interests of the Company nor any of their respective Affiliates or representatives, makes or has made any representation or warranty to Parent and Acquiror or any of their representatives or Affiliates with respect to

(i) any forward-looking information such as projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent and Acquiror or their respective representatives or Affiliates; or

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent and Acquiror or their respective representatives or Affiliates, including the information in the on-line data room, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Article 4 of this Agreement.

(c) The Company agrees that, except for the representations and warranties made by Parent and Acquiror that are expressly set forth in Article 5 of this Agreement, Parent and Acquiror do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no Person has been authorized by Parent or Acquiror to make any representation or warranty relating to Parent or Acquiror or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent or Acquiror.

ARTICLE 9

CONDITIONS TO MERGER

9.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Acquiror to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained;

(b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act and other applicable Antitrust Laws set forth on Section 9.1(b) of the Company Disclosure Schedule shall have been terminated or shall have expired, and all consents, approvals, permits, authorizations and waiting periods under all Antitrust Laws set forth in Section 9.1(b) of the Company Disclosure Schedule, and all consents, approvals, permits, authorizations and waiting periods or waiting periods of Governmental Entities set forth in Section 9.1(b) of the Company Disclosure Schedule to the Merger, shall have been obtained or expired, as the case may be; and

(c) no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in business activities that prohibits the consummation of the Merger shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of the Merger or any of the other material transactions contemplated by this Agreement.

9.2. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing by the Company of the following further conditions:

(a) The representations and warranties of Parent and Acquiror contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Acquiror shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent and Acquiror shall each have delivered to the Company a certificate from an officer of Parent and Acquiror, as applicable, dated the Closing Date, to the foregoing effect.

9.3. Conditions to the Obligations of Parent and Acquiror. The obligations of Parent and Acquiror to consummate the Merger are subject to the satisfaction or waiver in writing by Parent of the following further conditions:

(a) The representations and warranties of the Company contained in this Agreement (other than representations and warranties set forth in Sections 4.2, 4.5, 4.9(c), 4.13(c), 4.16, 4.23(a) and 4.23(b), disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The representations and warranties of the Company contained in Sections 4.2, 4.5, 4.13(c), 4.16, 4.23(a) and 4.23(b) shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date). The representations and warranties of the Company contained in Section 4.9(c) shall be true and correct as of the Closing Date as if made on and as of the Closing Date. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have delivered to Parent and Acquiror a certificate from an officer of the Company, dated the Closing Date, to the foregoing effect.

(b) From the date of this Agreement to the Closing Date, there shall not have occurred any action, event, occurrence, development or state of circumstances or facts that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

ARTICLE 10

TERMINATION

10.1. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by written notice, whether before or after the Company Stockholder Approval shall have been obtained:

(a) by mutual written agreement of Parent and the Company, in each case, duly authorized by their respective Boards of Directors or duly authorized committees thereof;

(b) by either Parent or the Company, if

(i) the Effective Time shall not have occurred on or before the May 7, 2007 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose breach of or failure to perform any representation, warranty, covenant or agreement has been the principal cause of, or resulted in, the failure of the Merger to occur on or before the date this Agreement is sought to be terminated pursuant to this clause (i); provided further, however, that if neither Parent nor Acquiror is in material breach of any representation, warranty, covenant or agreement contained herein other than the failure of Parent or Acquiror to consummate the Merger when required to do so pursuant to the terms of this Agreement solely by reason of a failure to receive the proceeds of the Financing contemplated by the Commitment Letter, then the foregoing proviso shall not apply to Parent in such circumstance, provided further, however, that if on the End Date (as determined before any extension thereof pursuant to this proviso) all conditions set forth in Sections 9.1, 9.2 and 9.3 have been satisfied (treating such date as if it were the Closing Date) (other than the Antitrust Conditions and the delivery of the officer’s certificates contemplated by Sections 9.2(a) and 9.3(a)), then either the Company or Parent may extend the End Date to August 6, 2007 by delivery of written notice of such extension to the other on or within five Business Days prior to the End Date (as so extended, the “End Date”);

(ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, in either case, (A) on the basis that the Merger and the transactions contemplated thereby are violative of any Antitrust Law or (B) for any reason other than as contemplated by Section 10.1(b)(ii)(A), and, in each case, such order decree, ruling or action shall have become final and nonappealable; provided, however, that the right to terminate under this Section 10.1(b)(ii) shall not be available to any party whose material breach of this Agreement has been the principal cause of such action; or

(iii) the Company Stockholder Meeting (or any adjournment or postponement thereof) has been convened and concluded and the Company Stockholder Approval shall not have been obtained; or

(c) by the Company,

(i) if a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Acquiror shall have occurred which breach or failure to perform would give rise to the failure of a condition set forth in Section 9.1 or 9.2, and, if curable, such breach or failure has not been cured within twenty (20) days (but not beyond the End Date) after the receipt of written notice thereof from the Company, or such breach or failure is not reasonably capable of being cured within twenty (20) days (but not beyond the End Date) after the receipt of written notice thereof from the Company; provided that the Company may not terminate this Agreement pursuant to this Section 10.1(c)(i) if it is in material breach of any of its representations, warranties, covenants and obligations under this Agreement so as to cause any of the conditions set forth in Section 9.1 or 9.3 not to be satisfied; or

(ii) in response to a Superior Proposal as contemplated by Section 6.3(d), provided, however, that termination of this Agreement pursuant to this Section 10.1(c)(ii) shall not be effective until the Termination Fee has been paid to Acquiror in accordance with Section 10.2(b)(ii); or

(iii) if the Effective Time shall not have occurred on or before the date required pursuant to Section 2.1(d) due to Parent or Acquiror’s failure to effect the Closing in breach of this Agreement, and at the time of such termination (treating such date of termination as if it were the Closing Date) the conditions set forth in Sections 9.1 and 9.3 (other than the delivery by the Company of the officer’s certificate contemplated by Section 9.3(a)) have been satisfied or waived; or

(d) by Parent, if:

(i) a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement set forth in this Agreement by the Company shall have occurred which breach or failure to perform would give rise to the failure of a condition set forth in Sections 9.1 or 9.3, and, if curable, such breach or failure has not been cured within twenty (20) days (but not beyond the End Date) after the receipt of written notice thereof from Parent, or such breach or failure is not reasonably capable of being cured within twenty (20) days (but not beyond the End Date) after receipt of written notice thereof from Parent; provided that Parent may not terminate this Agreement pursuant to this Section 10.1(d)(i) if it is in material breach of any of its representations, warranties, covenants and obligations under this Agreement so as to cause any of the conditions set forth in Section 9.1 or 9.2 not to be satisfied; or

(ii) (A) the Board of Directors of the Company or any other duly authorized committee of the Board of Directors of the Company shall (1) amend, withdraw, modify, change, condition or qualify the Company Recommendation in a manner adverse to Parent or Acquiror or fail to include the Company Recommendation in the Proxy Statement; (2) approve or recommend to the Company Stockholders an Acquisition Proposal (other than by Parent, Acquiror or their Affiliates); (3) approve or recommend that the Company Stockholders tender, or otherwise fail to recommend the Company Stockholders not tender, their Company Shares in any tender or exchange offer that is an Acquisition Proposal (other than by Parent, Acquiror or their Subsidiaries); or (4) approve a resolution, publicly propose or agree to do any of the matters set forth in the immediately foregoing clauses (1) through (3); or (B) after the third Business Day following Parent’s receipt of a Notice of Superior Proposal unless prior to such termination (x) a new Notice of Superior Proposal has been delivered with respect to an Acquisition Proposal by a different Third Party than the prior Notice of Superior Proposal (in which event, such new Notice of Superior Proposal shall then be subject to this Section 10.1(d)(ii)(B)), (y) a new Notice of Superior Proposal has been delivered with respect to a Modified Superior Proposal (in which event, such new Notice of Superior Proposal shall then be subject to this Section 10.1(d)(ii)(B)) or (z) the Company shall have withdrawn such Notice of Superior Proposal.

10.2. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 10.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Acquiror, the Company or any of their respective Representatives, stockholders or Affiliates, except that, subject to Sections 10.2(d) and 10.2(g), no such termination shall relieve any party hereto of any liability or damages resulting from fraud or any breach of this Agreement prior to such termination; provided, that the provisions of Sections 8.4, 8.7, 8.9, 10.2, 10.3 and Article 11 of this Agreement and the definitions of the defined terms used in such provisions of this Agreement, wherever located herein, shall remain in full force and effect and survive any termination of this Agreement.

(b) In the event that:

(i) this Agreement is terminated by Parent pursuant to Section 10.1(d)(ii), the Company shall pay to Parent (in immediately available funds to an account designated by Parent) on the next Business Day following such termination a cash amount equal to $40,000,000 (the “Company Termination Fee”);

(ii) this Agreement is terminated by the Company pursuant to Section 10.1(c)(ii), then on the date of termination of this Agreement, the Company shall pay to Parent (for and on behalf of Parent and Acquiror) (by wire transfer of immediately available funds to an account designated by Parent) a cash amount equal to the Company Termination Fee; or

(iii) (A) this Agreement is terminated pursuant to Section 10.1(b)(i) (provided that at the time of such termination (treating such date of termination as if it were the Closing Date) pursuant to Section 10.1(b)(i), the conditions precedent in Sections 9.1(b) and 9.1(c) shall have been satisfied and the principal reason for the Closing not having previously occurred shall not be the failure to satisfy the condition precedent set forth in Section 9.2(a) or the failure by Parent and Acquiror to receive the proceeds of the Financing contemplated by the Commitment Letter), Section 10.1(b)(iii) or Section 10.1(d)(i), (B) prior to such termination, an Acquisition Proposal (with all percentages included in the definition of Acquisition Proposal increased to thirty percent

(30%) for purposes of this definition) is publicly announced, publicly disclosed or is consummated, and (C) a transaction contemplated by the definition of Acquisition Proposal (which need not be the same Acquisition Proposal and with all percentages included in the definition of Acquisition Proposal increased to thirty percent (30%) for purposes of this definition) is completed or an agreement is executed by the parties thereto with respect to an Acquisition Proposal (with all percentages included in the definition of Acquisition Proposal increased to thirty percent (30%) for purposes of this definition) prior to or within the twelve (12) months following the date on which this Agreement is terminated, the Company shall pay to Parent (in immediately available funds to an account designated by Parent) on the next Business Day following the earlier of the closing of the transaction contemplated by such Acquisition Proposal or the Company entering into a definitive agreement contemplating such Acquisition Proposal, a cash amount equal to the Company Termination Fee.

(c) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 10.1(b)(i) or Section 10.1(b)(ii)(A) and, in each case, at the time of such termination,

(i) both Parent and the Company have the right, in accordance with the terms hereof, to terminate this Agreement pursuant to Section 10.1(b)(i) or Section 10.1(b)(ii)(A), as applicable,

(ii) neither Parent nor the Company has the right to terminate this Agreement pursuant to Section 10.1(b)(ii)(B) (or would have the right to so terminate assuming that the relevant order, decree, ruling or action referenced in Section 10.1(b)(ii)(B) has become final and non-appealable at the time of such termination),

(iii) in the event of such termination pursuant to Section 10.1(b)(i) and treating such date of termination as if it were the Closing Date, the conditions set forth in Sections 9.1 (other than the Antitrust Conditions) and 9.3 (other than the delivery by the Company of the officer’s certificate contemplated by Section 9.3(a)) have been satisfied, and

(iv) in the event of such termination pursuant to Section 10.1(b)(ii)(A), the conditions set forth in Section 9.1 (other than the Antitrust Conditions) shall have been satisfied or waived or are reasonably likely to have been satisfied by the End Date and (treating such date of termination as if it were the Closing Date) the conditions set forth in Section 9.3 shall be satisfied other than the delivery by the Company of the officer’s certificate contemplated by Section 9.3(a), then Parent shall pay to the Company (by wire transfer of immediately available funds to an account designated by the Company) on the next Business Day following such termination a cash amount equal to $100,000,000 (the “Parent Antitrust Termination Fee”).

(d) In the event that this Agreement is terminated

(i) by the Company pursuant to Section 10.1(b)(i), and at the time of such termination only the Company has the right to terminate this Agreement pursuant to the provisions of Section 10.1(b)(i);

(ii) by the Company or Parent pursuant to Section 10.1(b)(i) where, at the time of such termination, both the Company and Parent have the right to terminate this Agreement pursuant to the provisions of Section 10.1(b)(i) and Parent and Acquiror have failed to consummate the Merger when required to do so pursuant to the terms of this Agreement solely by reason of a failure to receive the proceeds of the Financing contemplated by the Commitment Letter;

(iii) by the Company pursuant to Section 10.1(b)(ii), and at the time of such termination, only the Company has the right to terminate this Agreement pursuant to the provisions of Section 10.1(b)(ii);

(iv) by the Company pursuant to Section 10.1(c)(i);

(v) by the Company pursuant to Section 10.1(c)(iii); or,

(vi) by Parent or Acquiror when they did not have the right to terminate this Agreement pursuant to Section 10.1 then, in the case of the foregoing clauses (i) through (vi), inclusive, Parent and Acquiror, jointly and severally, agree to pay to the Company (by wire transfer of immediately available funds to an account designated by the Company) a cash amount equal to $200,000,000 (the “Parent Breach Termination Fee”) on the next Business Day following the date of termination of this Agreement. The parties hereto acknowledge that the agreements contained in this Section 10.2(d) are an integral part of the transactions contemplated by this Agreement and that the Parent Breach Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and for losses and damages likely to be incurred or suffered as a result of termination in the circumstances described in clauses (i) through (vi) of the preceding sentence, which amount would otherwise be impossible to calculate with precision. Anything in this Agreement to the contrary notwithstanding, if this Agreement is terminated pursuant to Section 10.1 under circumstances where the Parent Breach Termination Fee is payable pursuant to this Section 10.2(d), then subject to the Company’s rights pursuant to Section 10.2(e), the Company’s right to receipt of payment of the Parent Breach Termination Fee shall be the sole and exclusive remedy against Parent, Acquiror and any of their respective Representatives, Affiliates, directors, officers, employees, partners, managers, members, or stockholders (each, a “Parent Party”) for any Company Damages.

(e) The Company, Parent and Acquiror acknowledge and agree that the agreements contained in Sections 10.2(b), (c), (d) and (g) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Company, Parent and Acquiror would not enter into this Agreement; accordingly (i) if the Company fails promptly to pay the amount due pursuant to Section 10.2(b) or (ii) Parent or Acquiror fails promptly to pay the amount due pursuant to Section 10.2(c) or (d), and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit that results in a judgment against the Company or Parent for the Parent Antitrust Termination Fee, Parent Breach Termination Fee or the Company Termination Fee, as applicable, the Company shall pay to Parent or Parent shall pay to the Company, as applicable, its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Parent Antitrust Termination Fee, Parent Breach Termination Fee or Company Termination Fee, as applicable, from the date such payment was required to be made until the date of payment at the prime rate of Credit Suisse, in effect on the date such payment was required to be made.

(f) If more than one provision contained in Section 10.1 is an applicable basis for termination of this Agreement by the Company or Parent, as applicable, then the Company or Parent, as applicable, shall be entitled to assert more than one provision contained in Section 10.1 as the basis for its termination of this Agreement and the Company or Parent, as applicable, shall be entitled to receive payment of the highest remedy available pursuant to this Section 10.2 arising out of such reasons for termination of this Agreement, provided that the Company shall not be entitled to more than one recovery of the Parent Antitrust Termination Fee or the Parent Breach Termination Fee, as applicable. For the avoidance of doubt, under no circumstances will (i) the Company be entitled to recover both the Parent Antitrust Termination Fee and the Parent Breach Termination Fee or (ii) Parent and Acquiror be entitled to more than one recovery of the Company Termination Fee.

(g) Anything in this Agreement to the contrary notwithstanding, subject to the Company’s rights pursuant to Section 10.2(e), the maximum aggregate liability of Parent and Acquiror in the aggregate for all Company Damages arising out of or resulting from breaches of this Agreement or any representations, warranties, covenants and agreements contained in this Agreement shall equal $200,000,000 minus the amount of any Parent Breach Termination Fee or Parent Antitrust Termination Fee paid to the Company (the “Parent Liability Cap”). Subject to the Company’s rights pursuant to Section 10.2(e), the Company agrees that in no event shall the Company, any Company Subsidiaries or any of their Affiliates seek (and the Company shall cause its Affiliates not to seek) any Company Damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against any Parent Party in excess of the Parent Liability Cap or from any Parent Party other than Parent and Acquiror. The parties hereto acknowledge that the agreements contained in this Section 10.2(g) are an integral part of the transactions contemplated by this Agreement and that Parent and Acquiror would not have entered into this Agreement without such agreements.

10.3. Fees and Expenses. Except as otherwise specifically provided herein, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring expenses, whether or not the Merger is consummated.

ARTICLE 11

MISCELLANEOUS

11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

if to Parent or Acquiror, to:

CB Richard Ellis Group, Inc.

100 North Sepulveda Boulevard, Suite 1050

El Segundo, California 90245

Attention: General Counsel

Telecopy No.: 310-606-4701

with a copy to (which copy shall not be deemed to be notice to Parent or Acquiror):

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

Attention: Richard Capelouto

Facsimile Number: (650) 251-5002

if to the Company, to:

Trammell Crow Company

2001 Ross Avenue, Suite 3400

Dallas, Texas 75201

Attention: Robert Sulentic

Telecopy No.: 214-863-3125

with a copy to:

Trammell Crow Company

2001 Ross Avenue, Suite 3400

Dallas, Texas 75201

Attention: General Counsel

Telecopy No.: 214-863-3125

with a copy to (which copy shall not be deemed to be notice to the Company):

Vinson & Elkins L.L.P. 2001 Ross Avenue 3700 Trammell Crow Center Dallas, Texas 75201
Attention:	Michael D. Wortley
P. Gregory Hidalgo
Facsimile Number: (214) 999-7959

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, request or other communication shall be effective only (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by overnight courier or personal delivery, when delivered at the address specified in this Section.

11.2. Survival. None of the representations, warranties and, except as provided in the following sentence, covenants and agreements contained herein or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Article 3, this Article 11, the agreements of Parent, Acquiror and the Company in Sections 7.1, 7.2, 7.3, 7.5, and Section 10.3, Article 11 and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger.

11.3. Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time, if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Acquiror or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (i) extend the time for the performance of any of the obligations or other acts of such party and (ii) waive any inaccuracies in the representations and warranties of such party contained herein or in any document delivered pursuant hereto. No such extension or waiver shall be deemed or construed as a continuing extension or waiver on any occasion other than the one on which such extension or waiver was granted or as an extension or waiver with respect to any provision of this Agreement not expressly identified in such extension or waiver on the same or any other occasion. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that all or any of the rights or obligations of Parent or Acquiror may be assigned to any direct or indirect wholly-owned Subsidiary of such party (which assignment shall not relieve such assigning party of its obligations hereunder); provided, further, that other than with respect to the foregoing proviso, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Any purported assignment in violation hereof shall be null and void.

11.5. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original (including any counterpart transmitted by facsimile or other electronic means of transmission), with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Sections 7.1, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

11.6. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND FULLY PERFORMED WITHIN THE STATE OF DELAWARE.

11.7. Jurisdiction. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES HERETO AGREE THAT ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT

OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IN THE CASE OF ANY CLAIM AS TO WHICH THE FEDERAL COURTS HAVE EXCLUSIVE SUBJECT MATTER JURISDICTION, THE FEDERAL COURT OF THE UNITED STATES OF AMERICA) SITTING IN THE STATE OF DELAWARE, AND EACH OF THE PARTIES HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY OF THOSE COURTS OR THAT ANY SUIT, ACTION OR PROCEEDING WHICH IS BROUGHT IN ANY OF THOSE COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PROCESS IN ANY SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY OF THE NAMED COURTS. WITHOUT LIMITING THE FOREGOING, EACH PARTY AGREES THAT SERVICE OF PROCESS ON IT BY NOTICE AS PROVIDED IN SECTION 11.1 SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS.

11.8. Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, prior to any termination of this Agreement pursuant to Section 10.1, but subject to the last sentence of this Section 11.8, the parties shall be entitled to specific performance of the terms hereof. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each hereby waives the defense, that there is an adequate remedy at Law. Notwithstanding the foregoing, the Company shall not be entitled to an injunction to prevent breaches of this Agreement by Parent or Acquiror or to enforce specifically the terms and provisions of this Agreement if (i) the Company is in material breach of any of its representations, warranties, covenants or obligations under this Agreement or (ii) the Merger has not been consummated due to the reason of a failure of Parent and Acquiror to receive the proceeds of the Financing contemplated by the Commitment Letter and neither Parent nor Acquiror is, nor are they collectively, in material breach of its or their respective representatives, warranties, covenants or obligations under this Agreement so as to cause any of the conditions set forth in Section 9.1 or 9.2 not to be satisfied (other than due to a breach consisting of the failure to consummate the Merger due to the failure to receive the proceeds of the Financing). Notwithstanding the foregoing, neither Parent nor Acquiror shall be entitled to an injunction to prevent breaches of this Agreement by the Company or to enforce specifically the terms and provisions of this Agreement if either Parent or Acquiror is, or collectively are, in material breach of its or their respective representations, warranties, covenants and obligations under this Agreement so as to cause any of the conditions set forth in Section 9.1 or 9.2 not to be satisfied.

11.9. Entire Agreement. This Agreement (together with the exhibits and schedules hereto), the Voting Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

11.10. Authorship; Representation by Counsel. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement.

11.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11.13. Rules of Construction.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” whether or not expressed, (iv) any reference herein to a Section, Article, Paragraph, Clause or Schedule refers to a Section, Article, Paragraph or Clause of or a Schedule to this Agreement, unless otherwise stated, and (v) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day.

(b) The inclusion of any information in the Company Disclosure Schedule or Parent and Acquiror Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or Parent and Acquiror Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or Parent and Acquiror Disclosure Schedule, as applicable, or that such items are material to the Company, Parent or Acquiror, as the case may be. The headings, if any, of the individual sections of each of the Company Disclosure Schedule and Parent and Acquiror Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedule and Parent and Acquiror Disclosure Schedule are arranged in sections corresponding to those contained in Articles IV and V, as applicable, merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule or Parent and Acquiror Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule or Parent and Acquiror Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule or Parent and Acquiror Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) The fact that any representation or warranty of the Company is given only as of the date of this Agreement shall not prevent any event, circumstance or condition occurring after the date of this Agreement that would otherwise be within the scope of such representation or warranty from being taken into account when determining whether the condition set forth in Section 9.3(b) has been satisfied as of the Closing Date.

11.14. Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate” or “Parent Affiliate”, as applicable: (i) any direct or indirect holder of equity interests or securities in the Company or Parent, as applicable, (whether limited or general partners, members, stockholders or otherwise), and (ii) any director, officer, employee, representative or agent of (1) the Company or Parent, as applicable, or (2) any Person who controls the Company or Parent, as applicable. Except to the extent that a Company Affiliate is an express party thereto, no Company Affiliate shall have any liability or obligation to Parent or Acquiror of any nature whatsoever in connection with or under this Agreement, the Voting Agreements or the transactions contemplated hereby or thereby as a result of such Person’s status as a Company Affiliate, and Parent and Acquiror hereby waive and release all claims of any such liability and obligation. Except to the extent that a Parent Affiliate is an express party thereto, no Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement, the Voting Agreements or the transactions contemplated hereby or thereby as a result of such Person’s status as a Parent Affiliate, and the Company hereby waives and releases all claims of any such liability and obligation.

*                    *                     *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRAMMELL CROW COMPANY

By:	/s/ ROBERT E. SULENTIC
Name:	Robert E. Sulentic
Title:	Chairman & Chief Executive Officer

CB RICHARD ELLIS GROUP, INC.

By:	/s/ BRETT WHITE
Name:	Brett White
Title:	President & Chief Executive Officer

A-2 ACQUISITION CORP.

By:	/s/ BRETT WHITE
Name:	Brett White
Title:	President